UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

(Amendment No.        )

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VALLEY NATIONAL BANCORP

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Valley

Valley National Bancorp

Proxy Statement

2022

A Letter to our Shareholders:

When I became Valley’s CEO just over four years ago, I challenged my colleagues to embark on a journey with me – a journey of transformation to build upon Valley’s historic legacy to become the bank we want and need to be.

Transformation is necessary for any business to grow and succeed. Customers, whether they have a personal checking account or a $50 million commercial loan, all rely on us to evolve to meet their ever-changing needs. Over the past four years, transformation has been a key component of our growth strategy.

We’ve made tremendous strides in our evolution to establish our expertise in a highly competitive industry while redefining what community banking means. Historically, community banking was just as it sounded – banks and bankers embedded in local towns and cities providing a wide range of services. That hasn’t gone away entirely – but it has evolved. We no longer think of communities solely based on geography. We identify communities based on people’s needs, behaviors and interests. This mindset has enabled us to think beyond our traditional geographic footprint and position us on a national stage, where we can deliver relevant products and services directly to our customers – no matter where they are.

As a result, the Valley of today is a much stronger commercial bank with record financial performance and strong growth. We have expanded our delivery channels to meet the evolving needs of our clients. We have delved into unique service line niches, such as national deposits, tax credit investment advisory services and cannabis-related business banking. The acquisitions of The Westchester Bank in December 2021 and Bank Leumi USA in April 2022 have further expanded our footprint, diversified our niche commercial lending segments, and positioned us to be a premier full-service commercial bank with operations across the country.

As we move into the second quarter of 2022, I’m proud to report that we have evolved into a high-performing, change-driven growth organization. We are one of the largest regional banks in the country, with assets above $50 billion including the recently completed acquisition of Bank Leumi USA.

A YEAR OF EXCEPTIONAL PERFORMANCE

We welcomed 2021 with a sense of hope that we were putting one of the hardest years of our lives behind us. But as we learned, COVID-19 was not finished with us and continued to provide challenges. While the lingering effects of a prolonged pandemic may have derailed other organizations, we accelerated our efforts to create a better banking experience and build deeper relationships with our customers.

“As we move into the second quarter of 2022, I’m proud to report that we have evolved into a high-performing, change-driven growth organization.” Ira Robbins Chairman and CEO

In many ways our performance in 2021 showed how strong we are together. It was a year where we took a momentous step forward by rethinking the way we operate and embracing our way forward to remain relevant in a rapidly changing world. These results reflect the strength of the foundation we’ve built, the confidence we’ve placed in our strategy and the talents and abilities of our associates.

PREMIER FINANCIAL PERFORMANCE

During the year, we generated significant organic loan growth, exhibited strong credit performance, and continued to enhance our core funding base. These efforts resulted in considerable growth in net income and diluted earnings per share, as well as a meaningful improvement in our profitability metrics. Total revenue of $1.4 billion and net income of $474 million represent new records for Valley. Our return on average assets improved to 1.14 percent from 0.96 percent in 2020. Book value per common share and tangible book value per common share increased by approximately 7 percent and 10 percent to $11.57 and $7.94, respectively, in 2021 as compared to 2020.

We continued to transform our funding base in 2021 with a key focus on low-cost core deposit generation, particularly from our commercial clients. Total deposits increased nearly 12 percent to $35.6 billion during the year, inclusive of approximately $1.2 billion of deposits acquired from The Westchester Bank in December. This growth was driven by non-interest bearing and low-cost transaction accounts which comprised 33 percent and 57 percent of our deposit base at December 31, 2021, respectively, up from 29 percent and 50 percent a year ago. Strong growth in these core accounts was partially offset by a 45 percent reduction in CD balances. This transition largely contributed to our strong net interest margin performance during the year and helped fuel our strong results.

Valley National Bancorp | 2022 Proxy Statement	i

Letter to Shareholders

Total loans increased approximately 6 percent in 2021, with outstanding balances of $34.2 billion at year end, despite a $1.7 billion decline in SBA Paycheck Protection Program (PPP) loans caused by loan forgiveness throughout the year. This decline was only partially offset by $915 million in acquired loans from The Westchester Bank. Organic growth was primarily from commercial sources but was well-diversified across geographies.

Valley’s credit performance in 2021 continued to reflect its conservative underwriting standards . Non-accrual loans as a percentage of total loans were 0.70 percent at December 31, 2021. Since 2020, to help our customers navigate the COVID-19 pandemic, we have granted payment deferrals on approximately $4.6 billion of loans, including approximately $640 million to retail customers. As of December 31, 2021, loans in active deferral had declined to just $28 million. We feel very good about the outlook for continued organic loan growth and credit performance.

We increased our net interest income by more than 8 percent in 2021. This improvement was driven by strong loan growth, a continued reduction in interest expense, and the benefits of PPP income recognized throughout the year. Net interest margin on a tax-equivalent basis increased to 3.17 percent in 2021 as compared to 3.03 percent in 2020. This reflected a meaningful improvement in our funding costs resulting from the ongoing deposit transformation mentioned above.

For the year ended December 31, 2021, our efficiency ratio of 50.7 percent was an improvement of over 6 percent from the 56.8 percent reported two years ago and reflects the progress we have made at Valley. We remain focused on generating positive operating leverage by producing a meaningful balance sheet and revenue growth.

The various financial components described above added up to a very successful year for Valley. Our 2021 earnings per diluted common share of $1.12 were up over 20 percent from 2020. Our enhanced earnings power has contributed to strong growth in our capital ratios. At December 31, 2021, our total risk-based capital ratio was 13.10 percent, up from 12.64 percent a year ago. We continue to be well-capitalized and ready to execute on our strategic and growth initiatives going forward.

TAKING A DIFFERENT APPROACH TO BANKING

We’ve been committed to fostering a customer-centric culture focused on designing a better banking experience. That means designing new digital channels that allow our customers to bank where and when they want.

In 2021, we also focused on developing more diverse financial services that go far beyond the traditional offerings of a local community bank. We created a National Deposits Group to attract and service core deposit banking relationships across the entire country. This group partners with businesses to help them meet their short-term liquidity needs, specializing in sourcing deposits from select industries.

We also launched our Cannabis Related Banking Program, which provides much-needed, national financial services for cannabis businesses. As part of this program, we created Valley Pay – an innovative new digital payment platform designed specifically for cannabis-related businesses. This application will allow cannabis-related businesses to provide their customers access to a compliant, secure and streamlined mobile wallet payment system. This is one of the first payment systems of its kind serving this growing industry.

EXPANDING OUR FRANCHISE

We announced the acquisition of The Westchester Bank in June 2021 and completed the acquisition in December 2021. The Westchester Bank was the largest independent commercial bank headquartered in Westchester County, New York with total assets of $1.4 billion and filled a geographic gap within Valley’s metro New York franchise. We anticipate that the Westchester team will meaningfully enhance our presence and our growth opportunities within this densely populated, affluent, and commercially active market.

In September 2021, we announced the merger with Bank Leumi USA, an $8.3 billion premier commercial bank with diverse commercial capabilities. We closed this acquisition on April 1, 2022. As a result of the Bank Leumi USA acquisition, we now operate five commercial offices in New York, Los Angeles, Palo Alto, Chicago, and the Miami area and provide full-service relationship banking for middle-market commercial clients and private banking services for high net-worth individuals. We believe that Bank Leumi USA’s unique deposit verticals, including the technology and venture capital business, will continue to drive the significant funding improvement that we have generated during the last few years. On the lending side, the Bank Leumi USA acquisition will diversify our niche commercial lending segments. We are also eager to scale Bank Leumi USA’s private banking platform across Valley’s larger customer base and footprint. Leveraging these new and distinct platforms, geographies and business segments will allow us to embark on the next exciting phase of our evolution to become one of the premier full-service commercial banks in the country.

OUR PEOPLE MAKE IT POSSIBLE

Our associates are the strength of our company. They are innovators and changemakers. And our performance speaks volumes about how our organization has changed over the past few years.

Our leaders and associates are committed to growing our culture of inclusion and championing engagement with our customers and stakeholders. Our Diversity, Equity and Inclusion (DEI) initiatives and programs center on providing greater access to the benefits Valley offers to associates, customers and to the communities we serve. This includes growing our six Associate Resource Groups (ARGs) and their signature programs, including the ARG Financial Empowerment Roundtable Series and ARG Mentorship Program, both of which were launched last year.

ii	Valley National Bancorp | 2022 Proxy Statement

Letter to Shareholders

We will continue to increase the inclusion acumen of our associates through our three-pronged DEI education program, which includes weekly microlessons, live sessions and individual courses. Finally, we will continue to build out our DEI Governance Framework to enhance our ability to bring new ideas to the table, raise new questions, innovate our practices and products, and strengthen our connections with our communities. This structure includes the DEI Leadership Advisory Council, which I chair, and which benefits from the participation of other Valley executive leaders.

OUR SUPPORT FOR THE COMMUNITY HAS NEVER BEEN MORE IMPORTANT

While giving back to the community has always been a priority at Valley, the events of the past few years have reminded us all how important our role is and demonstrated the impact a bank can have on the communities it serves. In everything we do, we’re helping our customers in the moments where their lives, work and passions intersect with their financial journeys.

Our associates are passionate about the causes we support and the impact we are making every day. In 2021, we reaffirmed our commitment to support our four Corporate Social Responsibility pillars:

•	Promoting affordable homes;

•	Inspiring innovation and entrepreneurship;

•	Stimulating economic and community development;

•	Living our commitment to impactful, local leadership.

We endeavor to contribute our time, talent and financial support in the hope of creating more opportunities for the people and communities we serve. That includes being more proactive in how we approach our environmental, social and governance (ESG) strategy. In 2020, we created our ESG Council to bring together different perspectives from all lines of business across the organization to strengthen and give direction to our ESG efforts going forward. An important goal of the ESG Council is to expand throughout our organization a recognition of the impact of climate change while collaborating on opportunities to mitigate its effects. We were proud to release our first annual ESG Report in December 2021, which highlights our plans, progress and environmental impact. I encourage you to read all about how we are making an impact at www.valley.com/ESG. As we move forward as an organization, continuing to grow our ESG efforts will be a critical part of everything we do.

OUR VISION FOR THE FUTURE

We have reached an inflection point in our journey. We are now a bank with over $50 billion in assets. This is a momentous milestone for our bank.

When I started my banking career nearly 25 years ago, there were more than 10,000 chartered banks in the United States. Today, less than half that number remain. Much of the contraction in our industry can be attributed directly to the inability and unwillingness of many banks to evolve their culture, technology and customer experience. They were complacent in the present while others had their eyes on the future. We cannot and will not make that same mistake.

That’s why we are accelerating our transformation to ensure that the Valley of tomorrow is a service-driven, high-performing premier commercial bank. We are evolving by harnessing the talents and expertise of our people and transforming our branch network into advisory hubs. We are leveraging scale for sustainable growth and differentiating ourselves from competitors through the value of our diversified business model.

By building on the foundational pillars we established four years ago, I believe that we are well positioned to determine our own future and thrive in this new era. While our strategy involves constant change, our mission, purpose, and values remain constant.

WE ARE COMMITTED TO GIVING PEOPLE AND BUSINESSES THE POWER TO SUCCEED.

The last few years have tested us. I’m proud to say that Valley has emerged from these challenges stronger than ever. And I couldn’t be more excited about our way forward.

On behalf of our Board of Directors, executive leadership team and all Valley associates, thank you for your continued trust and confidence in us.

Sincerely

Ira Robbins Chairman and CEO

Valley National Bancorp | 2022 Proxy Statement	iii

Our Business Strategy

The lingering effect of a prolonged pandemic has had widespread implications, not only on our organization but throughout the communities we serve. Despite these challenges, we remained true to who we are and delivered on our mission—to give people and businesses the power to succeed.

Given the series of disruptions in the markets we serve, clarity and stability in our role and purpose have never been more important. In 2022, we remain focused on delivering on our core strategies to support all our stakeholders:

•	For our associates, we will continue to provide you the tools to be smarter, to be better, and to be more fulfilled, both personally and professionally.

•	For our customers, enhancing your Valley experience is at the core of every decision we make and will continue to drive our mission and purpose.
•	For our communities, we are committed to serving, supporting and strengthening the neighborhoods we serve through economic inclusion, workforce and community development, investment in local nonprofits and a conscious commitment to our local partners.

•	For our shareholders, we remain steadfast in our commitment to delivering consistent above-peer organic loan and deposit growth, which will help to improve the absolute level and quality of our earnings and expand the valuation of our shares.

As a result, our strategic priorities for the coming year, while similar to our prior initiatives, include an acute awareness of our need to execute such that we can deliver on our intention to be a mid-sized national bank that is relationship-based, is accountable, anticipates customer needs and delivers service-driven outcomes.

OUR CORE STRATEGIES

Leverage the opportunities within our business segments and geographic markets to deliver consistent above-peer loan and deposit growth.

Our steadfast commitment to elevating our business capabilities, while deeply penetrating our current geographic footprint and newly expanded markets, will support our desire to deliver consistent loan and deposit growth. This proven consistency will help to further enhance our franchise value.

Be a trusted partner to effectively serve our customers’ increasingly sophisticated financial needs, which will drive greater revenue diversification.

Diversifying our sources of revenue remains a key strategic objective, as it allows for a more stable earnings stream in varying economic environments. Equally as important is the need to extend our products and services to meet the growing needs of our robust customer base. Collectively, this diversification of products and revenue are necessary components to drive higher stakeholder returns.

Maintain agility and nimbleness to create a discipline of consistently delivering positive operating leverage.

The rapidly changing operating and financial environment, which has taken hold of nearly every industry, further emphasizes the need for companies to be nimble and highly responsive. We remain committed to taking a balanced approach to improving our efficiency and leveraging technology to drive internal automation and build a scalable infrastructure, all with the goal of creating a better customer experience.

Build an enduring service-based culture by enabling inclusion, empowerment, collaboration and innovation.

Over the past few years, Valley has shifted from a legacy culture with a hierarchical focus and traditional work processes to cultivating an inclusive and diverse culture where empowered associates and collaboration thrive. Through advances in technology, enhanced communication and strong talent in place, an engaged culture that meets the needs of our employees and customers has emerged.

WE BELIEVE IN OUR STRATEGIES

As we move into the second quarter of 2022, we continue to build on the trust that our stakeholders have in us through our discipline in executing on our strategies and vision for long-term success. Our steadfast commitment of providing a framework that gives people and businesses the power to succeed should allow us to deliver optimal returns for all of our stakeholders.

iv	Valley National Bancorp | 2022 Proxy Statement

1455 Valley Road Wayne, New Jersey 07470
Notice of Annual Meeting of Shareholders TO BE HELD TUESDAY, MAY 17, 2022

April 4, 2022

To Our Shareholders:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (“Valley”) on Tuesday, May 17, 2022 at 3:00 p.m., Eastern Time to vote on the following matters:

1.  Election of 13 directors;

2.  An advisory vote on our named executive officer compensation;

3.  Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.  A shareholder proposal if properly presented at the Annual Meeting.

Important notice regarding the availability of proxy materials for the 2022 Annual Meeting of Shareholders:

This Proxy Statement for the 2022 Annual Meeting of Shareholders, our 2021 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at:

www.valley.com/filings.html.

This year’s Annual Meeting will be held in a virtual format through a live audio webcast. You will not be able to attend the Annual Meeting physically. We will provide the live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/VLY2022. After the meeting you will be able to access a recording of the Annual Meeting on the same website. For further information on how to participate in the meeting, please see “Information About the Annual Meeting” on page 66 in this Proxy Statement.

You will be permitted to submit live questions at the Annual Meeting just as if you were attending a physical meeting. Questions may be submitted beginning thirty minutes before the start of the Annual Meeting through www.virtualshareholdermeeting.com/VLY2022.

You will need the 16-digit control number printed on your notice, proxy card or voting instruction form in order to attend, vote and ask questions during the meeting.

The Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”), which contains instructions on how to access the notice of annual meeting, proxy statement and annual report on the Internet and how to execute your proxy, is first being mailed to holders of our common stock on or about April 4, 2022. This notice also contains instructions on how to request a paper copy of the proxy materials.

Only shareholders of record at the close of business on Monday, March 21, 2022 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the E-Proxy Notice. If you receive paper copies of the proxy materials, you may execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the Internet. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2022 Annual Shareholder Meeting. Please refer to the section “How To Vote” on page 67 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote virtually at the 2022 Annual Shareholder Meeting, you do not need to mail in a proxy card.

If you accessed this proxy statement through the Internet after receiving an E-Proxy Notice, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

We appreciate your participation and interest in Valley.

Sincerely,

Ira Robbins Chairman and CEO

Valley National Bancorp | 2022 Proxy Statement

Proxy Statement Summary

General Information

MEETING INFORMATION
DATE AND TIME:	LOCATION:	RECORD DATE:
Tuesday, May 17, 2022 3:00 p.m. Eastern Time	Virtual Meeting: This year’s meeting is a virtual shareholders meeting at www.virtualshareholdermeeting.com/VLY2022	March 21, 2022

HOW TO VOTE

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2022 Annual Meeting of Shareholders. Please refer to the section “How to Vote” on page 67 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote virtually at the 2022 Annual Shareholder Meeting, you do not need to mail in a proxy card.

To vote before the meeting, visit www.proxyvote.com and follow the on-screen instructions. To vote at the meeting, visit www.virtualshareholdermeeting.com/VLY2022 You will need the control number printed on your notice, proxy card or voting instruction form.

If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number printed on your proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.

A Notice of the Internet Availability of Proxy Materials was sent to our shareholders on April 4, 2022.

ITEM 1: ELECTION OF DIRECTORS

You are being asked to elect the following 13 candidates for director: Ira Robbins, Andrew B. Abramson, Ronen Agassi, Peter J. Baum, Eric P. Edelstein, Marc J. Lenner, Peter V. Maio, Avner Mendelson, Suresh L. Sani, Lisa J. Schultz, Jennifer W. Steans, Jeffrey S. Wilks and Dr. Sidney S. Williams, Jr. Each director nominee is standing for election to hold office until our next annual shareholder meeting and thereafter until his or her successor is duly elected and qualified. For additional information regarding our director nominees, see “Director Information” beginning on page 6 of this proxy statement. For a description of our corporate governance practices, see “Corporate Governance” beginning on page 20 of this proxy statement.

OUR BOARD OF DIRECTORS (“BOARD”) UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE DIRECTOR NOMINEES.

Valley National Bancorp | 2022 Proxy Statement	1

Proxy Statement Summary

Corporate Governance Highlights

BOARD MEMBERS AND LEADERSHIP
11 OF OUR 13 DIRECTOR NOMINEES are independent; the Chief Executive Officer (“CEO”) is the only member of management who is nominated for election	4 OUT OF OUR 13 DIRECTOR NOMINEES self-identify as female /ethnically diverse, reflecting our commitment to diversity and inclusion

RECENT EMPHASIS ON DIRECTOR REFRESHMENT HAS RESULTED IN:

• Active and empowered Independent Lead Director

• Annual Board self-assessments conducted by the Chair of our Nominating and Corporate Governance Committee and our Independent Lead Director, involving both anonymous questionnaires and one on one conversations with directors

• Active and empowered committee chairs, all of whom are independent • Executive sessions of independent directors at each regular Board meeting

BOARD GOVERNANCE BEST PRACTICES

•	We appoint an Independent Lead Director if the role of the Chairman is combined with that of the CEO

•	The Board reviews its leadership structure annually as part of its self-assessment process

•

The Nominating Committee reviews the performance and position of the Independent Lead Director and makes recommendations to the independent directors who annually elect the Independent Lead Director. We anticipate that Eric P. Edelstein will be elected by the independent directors as our Independent Lead Director immediately after the 2022 Annual Meeting.

•	Responsibilities of the Independent Lead Director, who is appointed annually by our independent directors, include:

–	The responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

–	The authority to call meetings of independent directors (including meetings not in connection with regular board meetings) and preside at all executive sessions of independent directors;

–	Establishing the agenda for all meetings and executive sessions of the independent directors, with input from other directors;

–	The authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

–

Serving as a liaison between the CEO and the independent directors and assisting the CEO and/or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items; and

–	Leading the independent director assessment of the CEO.

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Proxy Statement Summary

SHAREHOLDER ENGAGEMENT AND SHAREHOLDER ROLE IN GOVERNANCE

•	Regular outreach and engagement throughout the year by our CEO, CFO and Director of Corporate Finance as well as invitations for engagement from the Chair of our Nominating Committee, the Chair of our Compensation and Human Capital Committee, our CFO and General Counsel, with shareholders regarding Company strategy, performance and corporate governance

•	Majority voting for directors with resignation policy in uncontested elections

•	Shareholders holding at least 25% of outstanding common stock who have continuously held the shares for at least one year may request a special meeting

•	No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

•	No shareholder rights plan (commonly referred to as a “poison pill”)

•	Stock ownership requirements for directors

•	100% independence on major committees

•	Policies to prohibit hedging and pledging of Valley stock by directors and executive officers

•	Proxy access for shareholders holding 3% or more of our outstanding common stock for at least one year

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION
(“SAY ON PAY”)

You are being asked to approve on an advisory basis the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. For additional information regarding our executive compensation program and our NEO compensation, see “Compensation Discussion and Analysis” beginning on page 37 of this proxy statement.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

2021 FINANCIAL HIGHLIGHTS
Net Income $474 MILLION	Diluted EPS $1.12	Net Interest Income (FTE) $1.2 BILLION	Net Interest Margin (FTE) 3.17%

2021 FINANCIAL PERFORMANCE

•  Net income was $474 million, or $1.12 per diluted common share, compared to 2020 earnings of $391 million, or $0.93 per diluted common share;

•  Loans (inclusive of loans originated under the PPP Program) increased $1.9 billion, or approximately 6 percent, to approximately $34.2 billion at December 31, 2021 from December 31, 2020;

•  Net interest income on a tax equivalent basis of $1.2 billion for 2021 increased $90 million as compared to 2020;

•  Our net interest margin on a tax equivalent basis increased 14 basis points to 3.17 percent for 2021 as compared to 3.03 percent for 2020;

•  Our total shareholder return was in the 69th percentile of the banks within the KBW Index in 2021, and in the 68th percentile for the three years ended December 31, 2021; and

•  Net loan charge-offs totaled $15.1 million for 2021, as compared to $38.0 million for 2020. Non-accrual loans represented 0.70 percent of total loans at December 31, 2021, compared to 0.58 percent of total loans at December 31, 2020.

Valley National Bancorp | 2022 Proxy Statement	3

Proxy Statement Summary

THE COMPANY’S 2021 FINANCIAL PERFORMANCE IS SUMMARIZED BELOW: $ are in millions

4	Valley National Bancorp | 2022 Proxy Statement

Proxy Statement Summary

OUR 2021 COMPENSATION DETERMINATIONS

We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our other stakeholders and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

•	Pay is substantially aligned with performance: We assess our performance and strive to hold our NEOs, and, in particular, our CEO, Ira Robbins, accountable.

•	We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley

•	Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives.

In February 2021, the Compensation Committee set the framework for our annual cash incentive compensation to be 40% based upon Company financial goals, 10% on customer experience goals and 25% on the accomplishment of other Company strategic goals, including prioritizing ESG efforts and messaging (the other 25% to be based on key individual performance goals). Based on the achievement of these goals, the Compensation Committee:

•	Increased Mr. Robbins’ total direct compensation by $560,000 ($4,910,000 in 2021 vs. $4,350,000 in 2020), or approximately 13% from last year and approximately 10% over his 2021 target compensation; and

•	Increased our other NEOs’ compensation by an average of approximately 2.3% from 2020 levels and approximately 6.2% over 2021 target compensation.

SAY ON PAY

The Compensation Committee and the Board value the input of our shareholders regarding our NEO compensation. At our 2021 Annual Shareholder Meeting, more than 98% of our shareholders supported our NEO compensation.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2022. For additional information regarding the Audit Committee’s appointment of, and the fees paid to, KPMG LLP, see “Report of the Audit Committee” on page 63 and “Ratification of the Appointment of Independent Registered Public Accounting Firm“ beginning on page 62 of this proxy statement.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

ITEM 4: SHAREHOLDER PROPOSAL

You are being asked to vote on a shareholder proposal regarding the calling of special shareholders meetings. For additional information regarding the proposal, see “Item 4: Shareholder Proposal” beginning on page 64 of this proxy statement.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL AS DISCLOSED IN THIS PROXY STATEMENT.

Valley National Bancorp | 2022 Proxy Statement	5

Election of Directors

Director Information

Our Board is recommending 13 nominees for election as directors at our 2022 Annual Meeting of Shareholders. All nominees currently serve as directors on our Board. Mr. Agassi and Mr. Mendelson were appointed to the Board as of April 1, 2022 in connection with our acquisition of Bank Leumi USA. The nominations of Mr. Agassi and Mr. Mendelson were made to the Nominating Committee by Bank Leumi Le-Israel B.M. (BLITA) in accordance with an Investor Rights Agreement between Valley and BLITA . With the exception of Mr. Agassi and Mr. Mendelson, all nominees were elected by you at our 2021 Annual Meeting. If any nominee is unable to stand for election for any reason, the shares represented at our Annual Meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size. The Board has no reason to believe any nominee is not available or will not serve if elected.

Each director is nominated to serve until our 2023 Annual Meeting and thereafter until a successor is duly elected and qualified.

BOARD SELECTION

Our Nominating and Corporate Governance Committee (Nominating Committee) reviews and selects candidates for nomination to our Board in accordance with its charter.

The Nominating Committee reviews the Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term corporate strategy and shareholder values. The Nominating Committee also takes into consideration the results of the Board’s self-assessment, an annual process by which directors assess the performance and needs of the Board. Based on its review, the Nominating Committee helps to identify and vet nominees who would make valuable contributions to the Board. The Nominating Committee seeks to identify diverse candidates possessing the desired qualities, skills and background. The Nominating Committee recommends candidates to the Board, which approves nominees to be voted upon by our shareholders.

In the last several years, the Nominating Committee has paid particular attention to board refreshment. The Nominating Committee believes that its recent actions demonstrate a continuing commitment to independence and oversight.

SINCE 2016:	The Board has appointed a new CEO who is in his forties	Eight directors (out of 13 directors in 2016) have left the Board	Eight directors were added to the Board, including one African American, one with a technology and information security background, and two women

THE NOMINATING COMMITTEE FOCUSES ON THE FOLLOWING KEY FACTORS WHEN RECOMMENDING CANDIDATES:

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Item 1: Election of Directors

Our Corporate Governance Guidelines specify that a director is eligible for re-election if the director has not attained age 76 before the date of the annual meeting.

While the Nominating Committee does not have a specific diversity policy and does not focus on one of the above factors more than others, the Nominating Committee is committed to enhancing the diversity of our Board. The Nominating Committee believes that a balance of director diversity and tenure is a strategic asset to our investors. The range of our directors’ tenure encompasses directors who have historic institutional knowledge of the Company and the competitive environment, complemented by newer directors with varied backgrounds and skills. The robustness of our refreshment strategy combines experience and continuity with new perspectives. It is of critical importance to the Company that the Nominating Committee recruit directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit.

The Nominating Committee considered a skills matrix that represents certain of the skills that the Committee identified as valuable to the effective oversight of the Company and execution of its business. The following matrix shows skills and the number of nominees having each skill, highlighting the diversity of skills on the Board.

FOCUS ON BOARD DIVERSITY	OVER THE PAST 6 YEARS:
+8	2/13	1/13
DIRECTORS	FEMALE DIRECTORS	ETHNICALLY DIVERSE DIRECTORS

Demographics
Age	47	68	53	66	72	56	61	47	57	60	58	62	53
Tenure Years	4	27	0	10	18	14	2	0	14	3	4	9	2

Skills
Audit - Accounting experience at an accounting firm or at a public or private company	●		●		●	●				●	●		●
Capital Markets - Experience in capital markets with investment banking or funds management company			●							●			●
Core Industry - Experience in the banking industry	●		●				●	●		●	●	●	●
Innovation, Technology & Cyber - Experience in IT, cyber security or digital technology							●
Market Knowledge - Experience in an industry relevant to Valley’s businesses		●		●		●		●	●	●	●	●	●
Risk - Experience with risk management in investment banking, insurance or bank regulatory matters at a public or private company	●	●	●		●		●			●		●	●
Senior Executive - Experience as an executive of a public or private company	●	●	●	●	●	●	●	●	●	●	●	●	●
Social/Charitable - Executive or board member with social or charitable responsibilities	●	●	●			●		●			●	●	●

Valley National Bancorp | 2022 Proxy Statement	7

Item 1: Election of Directors

Board Diversity

The Board Diversity Matrix below provides the diversity statistics for Valley’s Board in the format required by Nasdaq rules (As of April 1, 2022)

Part I: Gender Identify	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	11	-	-

Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	9	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

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Item 1: Election of Directors

DIRECTOR BIOGRAPHIES

The biography of each nominee is set out below and contains information regarding the nominee’s tenure as a director, his or her age, business experience for at least the last five years, other public company directorships held during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should be nominated to serve as a director.

Ira Robbins

AGE: 47 DIRECTOR SINCE: 2018 POSITION: Chief Executive Officer of Valley National Bancorp and Valley National Bank, Chairman of the Board

Mr. Robbins is CEO of Valley and approaches his role from a unique perspective. He joined Valley in 1996 as part of the Bank’s Management Associate Program and has grown along with the company. From college student to thought leader, his twenty-plus year career at Valley has seen him through several key positions where his invaluable contributions have helped shape Valley’s growth and success.

As CEO, Mr. Robbins has led Valley into the future while keeping true to the company’s roots as a local bank. In an ever-evolving digital and mobile world, he and the rest of Valley’s leadership team strive to create a stronger, faster, more efficient and more responsive organization.

His vision for success is building a purpose-driven organization which includes embracing innovation, being customer-centric, promoting social responsibility, and empowering Valley’s associates. Mr. Robbins earned his Bachelor of Science degree in Finance and Economics from Susquehanna University, his MBA in Finance from Pace University, and is a graduate of the Stonier Graduate School of Banking. He is a member of both the New Jersey Society of Certified Public Accountants and the American Institute of Public Accountants.

He serves on the board of the Jewish Vocational Service of MetroWest NJ (JVS) and is on the Morris Habitat for Humanity Leadership Council. Mr. Robbins takes great pride in community outreach and is an active supporter of several philanthropic organizations in his community as well.

Andrew B. Abramson

AGE: 68 DIRECTOR SINCE: 1995 POSITION: President & Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm)	Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York and is a licensed building contractor in the State of Florida. He is the co-founder and treasurer of the Cure Breast Cancer Foundation, Inc., a 501c(3) not-for-profit charity that supports innovation and groundbreaking breast cancer research. Mr. Abramson graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 40 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

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Item 1: Election of Directors

Ronen Agassi

AGE:53 DIRECTOR SINCE: 2022 POSITION: Head of Corporate Division of the Leumi Group	Mr. Agassi has over 30 years of financial and banking experience, including international banking. Mr. Agassi has served as Head of the Corporate Division of the Leumi Group, Israel’s largest financial institution, since 2021. The Corporate Division provides comprehensive financial services to Israel’s largest businesses and multinational corporations, including construction and contracting companies involved in large scale real estate and infrastructure projects. In his role, Mr. Agassi also served as Head of Capital Markets Division and as the Chairman of Leumi Partners Ltd, a subsidiary of Bank Leumi (2017 - 2020). Prior to joining Leumi,	Mr. Agassi served as the CEO of Harel Investments, as well as CFO and Head of Resources Division (2007 - 2017). Mr. Agassi holds a BA in Accounting and Business Administration from the College of Management Academic Center in Israel. He is also a Certified Public Accountant (CPA) in Israel.

Peter J. Baum

AGE: 66 DIRECTOR SINCE: 2011 POSITION: Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacter, importer and distributor of consumer products)	Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 70 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. He brings over 45 years of business experience, including as a business owner for 25 years, as well as financial experience and expertise to Valley’s Board of Directors. Mr. Baum regularly appears on CNBC (US & Asia) providing commentary on Asia developments.

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Item 1: Election of Directors

Eric P. Edelstein

AGE: 72 DIRECTOR SINCE: 2003 POSITION: Consultant	Mr. Edelstein brings in-depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements. With 32 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp. He is also a former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company) and a former Managing Partner at Arthur Andersen	LLP (an accounting firm). He was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. Mr. Edelstein received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University.

Marc J. Lenner

AGE: 56 DIRECTOR SINCE: 2007 POSITION: Chief Executive Officer and Chief Financial Officer, Lester M. Entin Associates (a real estate development and management company)	Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With his financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

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Item 1: Election of Directors

Peter V. Maio

AGE: 61 DIRECTOR SINCE: 2020 POSITION: Consultant	Mr. Maio is a former Chief Information Officer at Ally Bank with responsibility for Customer Information, Analytics and Corporate Technology. Prior to joining Ally, he held various technology leadership positions at large financial services companies including CIT, Charles Schwab, and Fidelity Investments. Mr. Maio served on the Board of Advisors of the North Carolina Technology Association from 2015 to 2018. Mr. Maio holds a Bachelor of Science Degree in Economics from The Wharton School at the University of Pennsylvania and a Masters of Business Administration in Information Systems and International Business from the Stern School of Business at New York University. Most recently, Mr. Maio earned the Computer	Emergency Response Team Certificate in Cybersecurity Oversight from the CERT Division of Software Engineering Institute at Carnegie Mellon University. With more than 35 years of technology experience in financial services firms, he brings to Valley’s Board of Directors in-depth experience in formulating and executing information technology strategy as well as experience of technology solution delivery driven from business-based vision.

Avner Mendelson

AGE: 47 DIRECTOR SINCE: 2022 POSITION: Vice Chairman of the Board, Former President and CEO of Bank Leumi USA

As the former President and CEO of Bank Leumi USA, Mr. Mendelson has substantial banking experience in the U.S. and abroad. Mr. Mendelson is the Vice Chairman of the Board of Directors of Valley and was the President and CEO of Bank Leumi USA from 2013 until its acquisition by Valley in April 2022. Prior to joining Bank Leumi USA Mr. Mendelson was the Chief of Staff to the CEO and Head of Group Strategy of Bank Leumi Le Israel, Israel’s largest financial institution. In these positions, Mr. Mendelson was responsible for the development and implementation of the strategic plan for each organization. Mr. Mendelson also worked as an associate at McKinsey & Company in its London office. Mr. Mendelson graduated with an MBA in Finance from the University of Pennsylvania Wharton School of Business.

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Item 1: Election of Directors

Suresh L. Sani

AGE: 57 DIRECTOR SINCE: 2007 POSITION: President, First Pioneer Properties, Inc. (a commercial real estate management company	Mr. Sani is a former Real Estate associate at the law firm of Shea & Gould. As President of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 30 years of experience in managing and owning commercial real estate in Valley’s lending market area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. Mr. Sani brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

Lisa J. Schultz

AGE: 60 DIRECTOR SINCE: 2019 POSITION: Retired co-head of Capital Markets at Keefe, Bruyette & Woods (a financial services oriented investment bank)	Ms. Schultz retired as co-head of Capital Markets at Keefe, Bruyette & Woods, a Stifel Company, as of year-end 2018. She joined KBW as part of the merger between Stifel Financial and Keefe, Bruyette. Ms. Schultz joined Stifel as part of the merger between Stifel and Ryan, Beck & Co., where she was the Director of Equity and Fixed Income Capital Markets. During her tenure, she had primary responsibility for raising billions of dollars of capital for US depository institutions. She started her career at Drexel Burnham Lambert. Ms. Schultz received her Bachelor’s Degree from Simmons College in 1983. With Ms. Schultz’s experience, she brings expertise in strategic positioning, investor perspective, capital alternatives and the financial services markets to Valley’s Board of Directors.

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Item 1: Election of Directors

Jennifer W. Steans

AGE: 58 DIRECTOR SINCE: 2018 POSITION: President and CEO, Financial Investments Corporation, (“FIC”), a private asset management firm	Ms. Steans is the President and CEO of the private asset management firm, Financial Investments Corporation (“FIC”), where she oversees private equity investments and the Steans Family Office operations. She was the former Chairman of USAmeriBancorp, Inc., until acquired by Valley in 2018. Her business affiliations are substantial, also serving on the Advisory Board for 5th Century Partners, Prairie Capital and Siena Capital Partners, and is on the Executive Committee of The Commercial Club of Chicago. Prior to joining Valley’s Board of Directors, Ms. Steans served as a Director of MB Financial (MBFI), a publicly traded regional bank holding company located in Chicago. She also served as a Director of Cole Taylor Bank and Taylor Capital before being acquired by MBFI. Ms. Steans is active in the nonprofit community, currently serving as a Trustee for DePaul University, Illinois Venture Capital Association, Navy Pier, Rush University Medical Center and Work Business Chicago. Ms. Steans is a Life Trustee and past chair of the Ravinia Festival.	She is also involved in many community organizations and ventures in the Greater Chicago Area. Ms. Steans brings a strong financial background, knowledge about banking strategy and a diverse background to Valley’s Board of Directors. She received a bachelor’s degree from Davidson College and her MBA from the Kellogg School of Management at Northwestern University. In 2013, she was named as one of American Banker’s 25 Most Powerful Women in Finance.

Jeffrey S. Wilks

AGE: 62 DIRECTOR SINCE: 2012 POSITION: President and Chief Executive Officer of Spiegel Associates (a real estate ownership and development company)	Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995, he was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior to that, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. He serves on the board of directors of the New Cassell Business Association, is a member of the board of the Museum at Eldridge Street, is a member of the Board of City Parks Foundation and is a member of the board of directors of The Association for A Better Long Island. Mr. Wilks served as Director of the Banking and Finance Committee of the UJA—Federation of New York	from 1991 to 2001. He earned his BSBA in Accounting and Finance from Boston University and brings experience in banking, finance, and investments to Valley’s Board of Directors.

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Item 1: Election of Directors

Dr. Sidney S. Williams, Jr.

AGE: 53 DIRECTOR SINCE: 2020 POSITION: Lead Pastor at Bethel Church; President and CEO of Crossing Capital Group

Rev. Dr. Sidney S. Williams, Jr. has more than 30+ years of experience in corporate and community development, which enables him to contribute a diverse set of experiences and expertise to Valley’s Board of Directors. While working for first-tier investment banks, he participated in over $10 billion in public equity and debt offerings, acquisitions, mergers, joint ventures and intellectual property licensing. He earned his undergraduate degree from Howard University and his graduate degrees from the Wharton Business School, Wesley Theological Seminary and Payne Theological Seminary.

Dr. Williams is currently the lead pastor at Bethel Church, in Morristown, NJ, a historic African Methodist Episcopal Church. He is also the founder, President and CEO of Crossing Capital Group, Inc., a company which provides churches, seminaries, colleges and for profit social enterprises with help in organizational development, strategic planning and financial management.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

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Item 1: Election of Directors

Environmental, Social and Governance (ESG) Matters

We are cognizant of our role and impact on society. For several years we have produced an annual Corporate Social Responsibility Report. In early 2020, senior management, with the backing of our board of directors, created our ESG Council to bring together the different departments of our company to strengthen and give direction to our ESG efforts going forward. An important goal of the ESG Council is to raise awareness throughout our organization of the impact of climate change and collaborate on opportunities to mitigate its effects. In December 2021 the ESG Council published its first ESG Report. This report covers 2020 and the first half of 2021 along with some historical information. The report is accessible online at www.valley.com/esg.

Our ESG Council reviewed the principles and disclosures of the Sustainability Accounting Standards Board (SASB) for Commercial Banks and the recommendations and supporting disclosures of the Task Force on Climate-Related Financial Disclosures (TCFD) and examined how we could adopt strategies to expand our disclosures and metrics to follow these frameworks.

ESG OVERSIGHT RESPONSIBILITY

In 2021, the Board received a report on ESG matters from our ESG Council after which they approved a charter change delegating ongoing oversight for our ESG program and strategy to the Nominating Committee. The Compensation Committee and the Risk Committee will also be involved in ESG-related issues that naturally fall within their areas of responsibility while the overall oversight of strategy will lie with the Nominating Committee. Additionally, the Board receives periodic reports on our progress on Corporation Social Responsibility and Community Reinvestment activities.

OUR SOCIAL POLICY

Valley recognizes the importance of its relationships with its associates, customers and the communities it serves. Our foundation was built by the strength and depth of relationships with our customers and communities, by being a trusted financial partner, by generating innovative ideas and solutions, advocating for local communities and cultivating an ethical workplace culture.

We encourage an inclusive work environment that is focused on one guiding principle—we all belong at Valley. It is with this vision that we created our Associate Resource Group Program (ARG Program) – which is open to every associate. We are also implementing our Diversity Equity & Inclusion (DEI) Governance Framework to enhance our ability to bring new ideas to the table, raise new questions, innovate our practices and products, and strengthen our connections with our communities. This structure includes the DEI Leadership Advisory Council, chaired by our CEO Ira Robbins, which is charged with creating a multi-year strategy to embed DEI principles into Valley’s business practices and policies. The DEI Leadership Council also provides oversight of three sub-councils, the DEI Business Council, the DEI Social Justice Council and the DEI Talent Council, which are responsible for implementing Valley’s DEI strategy.

ASSOCIATE ENGAGEMENT AND CULTURE MANAGEMENT.

Our people are our greatest asset. That’s why we’ve been shifting from a legacy culture with a hierarchical focus and traditional work processes, to focus our efforts on cultivating an inclusive and diverse corporate culture where empowered associates and collaboration thrive. Through our advances in technology, enhanced communication and efforts to develop and infuse key talent throughout our company, we have taken steps to create an engaged and positive culture that supports all our colleagues and customers. Within both our Talent Acquisition and Talent Development teams, our goal of attracting, developing, and retaining the most qualified people is crucial to all aspects of Valley’s activities and long-term success and is central to our long-term strategy.

We recognize that building an inclusive and high-performance culture requires an engaged workforce, where employees are empowered and motivated. We communicate with our employees in several ways, and we seek their input on a variety of subjects through our annual Employee Engagement Survey. In 2021, we received an 81% response rate on our Employee Engagement Survey with a score of 77% where respondents stated that they would recommend Valley as a place to work. Our analysis showed significant improvements in our scores across a variety of categories.

Valley’s efforts to promote an inclusive and rewarding culture for our associates include the following:

•

Throughout 2020 and 2021, we provided our associates and customers with a safe, enhanced environment aligned with a positive customer experience while embracing COVID-19 safety protocols that have become a new way of life.

16	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

•

In 2020, we launched the Valley Associate Resource Group (ARG) program with three associate resource groups: BELIEVE (Black Employees Leading in Inclusion Excellence Vision and Empowerment), HOLA (Hispanic Organization for Leadership and Advancement) and WISE (Women Influencing Success and Empowerment). In 2021, we expanded the ARG Program with the launch of three additional groups, the ASIA (Asian Society for Innovation and Advancement) ARG, the PROUD ARG which focuses on our LGBTQ+ community, and the ABLE ARG, which focuses on the disability community. Our ARGs represent the strength and spirit of Valley by championing an environment in which unique and different experiences and perspectives are encouraged and valued.

•

In 2021, we launched our Diversity, Equity and Inclusion (DEI) Governance Framework to enhance our ability to bring new ideas to the table, raise new questions, innovate our practices and products, and strengthen our connections with our communities. We are proud to be ranked in the SSGA Gender Diversity Index. The companies in the Index are ranked within each sector by three gender diversity ratios. The SSGA Gender Diversity Index is designed to measure the performance of U.S. large capitalization companies that are gender diverse, which are defined as companies that exhibit gender diversity in their senior leadership positions.

•	We also launched our three-pronged inclusion education program which includes weekly microlessons, live sessions, and individual courses.

•

Ira Robbins, our CEO, signed the CEO Action for Diversity and Inclusion in 2020 and pledged to act on supporting more inclusive workplaces. In keeping with the commitments of the CEO Action, which include creating spaces to have conversations on DEI, our team members piloted a new series called, “Perspectives” which allowed employees to discuss a variety of DEI-related topics and engage with each other to share insights and experiences. This program is being expanded into a company-wide series, “Widening the Lens: Sharing Our Perspectives.”

COMMUNITY ENGAGEMENT, INVESTMENT AND PHILANTHROPY

Community development is the work of building and sustaining communities, which is an integral component of our efforts to foster a culture of service and empowerment and to be a leader in community development lending.

Community development advances people, places, and economies. Our community strategy is aligned with Valley’s strategic pillars: relentless customer focus, deepening relationships, and strengthening our communities. This strategy also aligns with our corporate and social responsibility pillars:

The following were the focus of our community engagement activities in 2020 and 2021:

Regional Community Advisory Boards. In 2021, we remained steadfast in our commitment to engaging with our Regional Community Advisory Boards. Our Advisory Board members provide invaluable insight into the needs of their communities.

Community Investments. In 2020, Valley had investments worth over $231 million across its communities. We had over $297 million in such investments in 2021. These investments advance affordable housing, economic development, revitalization/stabilization, and community services goals across the Bank’s communities.

Community Development Lending. We continue to respond to the credit needs of our service area through community development lending. Our community development lending supports the development and retention of affordable housing, economic development, the revitalization/ stabilization of low-to-moderate income (LMI) areas, and organizations that provide community services for LMI individuals and families. Beginning in 2020 through 2021, we originated over $1.1 billion in community development loans.

Small Business Lending. Beginning in 2020 through 2021, we made over 2,136 loans to small businesses and/or in LMI communities excluding Paycheck Protection Program (PPP) loans and similar programs.

Paycheck Protection Program. Our employees worked diligently and expediently to fund as many PPP loans as possible, resulting in over $3 billion in PPP loans total loans funded since the PPP program began.

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Item 1: Election of Directors

Minority- and Women-Owned Business Lending. We sustain nonprofit relationships across our footprint to increase impact and target outreach through collaborations with community development financial institutions and other partners. Prioritizing support for minority- and women-owned businesses helps us make a positive impact on their ability to access economic opportunities.

Bank On Certification. Recognizing the need to deepen outreach to under-banked individuals and provide safe access and affordable banking services, we developed a specialty checking account and enhanced it so that it aligns with “Bank On” national account standards. Through June 2021 we reached over 7,000 LMI students and adult participants with information to further their financial literacy and financial goals.

Project REACh. We’re committed to providing fair and equal access and widespread availability to our banking products. In 2020, we were an early adopter of and joined Project REACh (Roundtable for Economic Access and Change), a program started by the Office of the Comptroller of the Currency (OCC). The program creates economic opportunities for minority communities by bringing together leaders from banking, business, technology, and national civil rights organizations to reduce specific barriers that prevent full, equal and fair participation in the nation’s economy.

Community Reinvestment Act. We are proud that Valley received an Outstanding Community Reinvestment Act rating from the OCC in late 2019 for the years 2015 through 2018. The Community Reinvestment Act requires banks to meet the credit needs of LMI communities in which it operates. The rating is based upon an assessment of three categories: lending, investment, and services. Included in the assessment are bank practices such as mortgage lending, small business lending, community development lending, investments and services to communities, along with employee community involvement.

OUR ENVIRONMENTAL POLICY

We are mindful of the direct environmental impact of our branch and office operations, and we seek to reduce negative impacts where possible. For example, we have refurbished selected branch offices and when we do so, we seek to refurnish these branches to reduce energy use and encourage and implement recycling programs. We are in the process of optimizing the square footage of our corporate offices and installing LED lighting in our new and existing facilities. We support flexible work hours where practical; we have invested in video conferencing technologies and capabilities that allow our associates to work remotely. We are proactively replacing aging HVAC units as they near end of life with newer, greener units that utilize eco-friendly refrigerant when available, utilize less electricity and are more energy efficient.

We are reviewing our credit practices to assess the impact of climate change in our lending activities. We are aware that changes in our credit policies and practices in an effort to reduce and/or manage our exposure to climate related risks should not adversely affect vulnerable communities. For example, we are aware that homes in flood prone locations are more likely to be LMI communities or communities of color. As we review our lending in flood zones to mitigate the impact of climate change on our lending portfolio, we want credit to remain available for the purchase or refinance of homes in those areas.

We have revised our credit underwriting technology platforms to facilitate the collection of information on loans we make for renewable energy resources and to facilitate lending to support LEED and other green certified buildings. We reviewed and collected information on the historical investments we made in large renewable energy projects.

We are proud of our current financing of renewable energy businesses. Our customers include a leading finance company for small scale renewable energy products; a minority-owned business that manufactures electrical cable and related equipment in the U.S. for large scale solar and wind turbine projects; and a company that provides major component services for wind turbine installations.

LENDING PROGRAMS

In developing lending programs that support environmental sustainability, we have considered many different programs in differing stages of development. These programs include the following:

PROGRAM SUPPORTING HYBRID AND ELECTRIC VEHICLE FINANCING PRODUCT In June 2021, our indirect automotive and floor plan finance areas started to provide discounted financing for hybrid and electric consumer vehicles. Although still on a small scale, the program has attracted borrowers and is continuing to develop.

TRACKING AND ENCOURAGING CLIMATE MITIGATION LENDING We manage a robust lending portfolio in both commercial and consumer businesses with a focus on commercial real estate, residential loans, and automobile financing. To reduce carbon emissions and encourage the use of renewable energy resources, we have focused on providing financing within our communities to support positive climate impact goals.

18	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

STRESS TESTING FOR CLIMATE CHANGE

Climate change is one of the world’s most pressing issues. We are committed to understanding how climate change may influence the risks we identify and manage. Using scenario analysis to better understand climate related risks and impacts is a relatively new and quickly evolving area. These analyses also strengthen our strategic conversations by enabling us to frame and assess the potential range of possible business outcomes and weigh management options for consideration. To address climate risks, we deploy idiosyncratic operational climate-related risk scenarios that are relevant to our businesses, our risk posture, and our funding and capital management practices.

Management has long recognized the importance of considering climate related stress scenarios in conjunction with its capital stress testing framework. Climate-related stress scenarios may be performed in compliance with regulatory guidance or as directed by management. While stress testing for climate related events is not currently required by the OCC, the Federal Reserve Board or the Federal Deposit Insurance Company, management has made strides with assessing climate-related matters and the risks they pose to the organization.

In prior cycles, our capital stress tests have considered the impact of a climate related scenario, in addition to other economic scenarios, such as a prolonged period of weak economic performance. The rationale behind this approach was that climate-related risk events are agnostic to good and bad economic environments. As such, “layering on” a climate scenario in a weak economic environment stresses the organization across all risk streams simultaneously.

Below is a recap of the idiosyncratic risk events that were evaluated in prior capital stress testing cycles alongside a weak economic environment:

•	2015—Cyberattack: Cyberbreach

•	2016—Climate event: Category 5 Hurricane Impacts Florida Operations

•	2017—Cyberattack: Ransomware

•	2018—Difficult Deposit Gathering Scenario

•	2019—Cyberattack: Cyberbreach

•	2020—Prolonged Pandemic

Valley’s 2021 capital stress test incorporated an extreme weather event within our New York, New Jersey, Florida, and Alabama footprints. Our hypothetical scenario assessed direct impacts to the Bank (e.g., via damage to its real estate holdings), indirect impact (e.g., via damage to its commercial and residential mortgage collateral) as well as staffing and operating losses. Going forward, management plans to develop scenarios that explore various climate related risks within our geographic footprint. Future climate related scenarios may also need to stress test for more than one climate event at a time.

As we continue to execute on our ESG strategy, management expects to be able to capture meaningful data from our climate-related experiences. Meaningful data capture will allow us to better inform our strategic planning efforts, enhance the inputs to our stress testing models, as well as improve various other processes across the organization.

Valley National Bancorp | 2022 Proxy Statement	19

Item 1: Election of Directors

Corporate Governance

We are committed to our corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders. Our Board of Directors oversees Valley’s strategic direction and the performance of our business and management. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stakeholders. We have committed to strong governance standards and to transparent financial reporting and effective internal controls. Periodically, these governance practices are reviewed by senior management, legal counsel and the Board.

ENGAGEMENT

Our Board believes engagement with stakeholders helps us realize our goals.

Management and directors proactively engage with our shareholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including strategy and execution, board refreshment, compensation practices, risk oversight, sustainability and culture/human capital. The exchanges we and our Board have had with shareholders provide us with a valuable understanding of our shareholders’ perspectives and meaningful opportunities to share views with them. A brief description of our shareholder engagement efforts in 2021 are outlined below.

WHO WE ENGAGE:	HOW WE COMMUNICATE:
• Institutional shareholders	• Annual Report
• Retail shareholders	• Proxy Statement
• SEC Filings
• Press Releases

• Firm Website
HOW WE ENGAGE:	• Annual Corporate Social Responsibility Report • Our ESG Report
• Quarterly earning calls • Investor conferences

• Annual Shareholder Meeting • Shareholder Outreach Program

2021 ENGAGEMENTS:

• Senior Management

–  Met with over 125 investors, including calls, small dinners or merger related calls

–  Presented at 5 investor conferences

–  Our CEO presented at Valley’s 2021 annual meeting and is expected to do so again at this year’s annual meeting

On sustainability matters, we welcome the views of an even broader range of stakeholders who serve as critical partners in identifying our key sustainability areas of impact. We regularly engage with these stakeholders to assure that we understand their vantage points and concerns. This diverse engagement is designed to ensure that we are prioritizing issues that are important to both our stakeholders and our long-term business success. For example, through Valley’s Regional Community Advisory Committees, our CEO and senior executives engage with national consumer policy groups to discuss issues related to Valley’s products, policies, customer-facing practices, communications and public policy issues. We also engage with organizations on environmental and social issues and provide philanthropic support to a broad range of nonprofit organizations that work on issues that are important to Valley. Management shares insights and feedback from these relationships and engagements with the Board.

Our Board and senior management are committed to maintaining a strong corporate culture that instills and enhances a sense of purpose, participation and personal accountability on the part of all of Valley’s employees. Senior management, including our CEO, holds virtual “town halls” with our employees on a regular basis.

20	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

Our Board and senior leaders commit significant time meeting with our regulators. Frequent interaction helps us learn firsthand from regulators about matters of importance to them and their expectations of us. It also gives the Board and management a forum for keeping our regulators well-informed about Valley’s performance and business practices.

SHAREHOLDER RIGHTS

Valley’s Certificate of Incorporation and By-laws provide shareholders with important rights, including:

•	Majority voting for directors with resignation policy in uncontested elections

•	Shareholders continuously holding at least 25% of outstanding common stock for a period of at least one year may call a special meeting

•	Proxy access for shareholders holding 3% of outstanding common stock for three years
•	No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

•	No shareholder rights plan (commonly referred to as a “poison pill”)

CODE OF CONDUCT

Employees are trained annually on our Code of Conduct and Ethics and are required to speak up about misconduct and report suspected or known violations of the Code, or any law or regulation applicable to Valley’s business. We also provide procedures regarding the review and treatment of employee-initiated complaints, including the proper escalation of suspected or known violations of the Code, other Valley policy or the law. The Code prohibits retaliation against anyone who in good faith raises an issue or concern.

Employees can report any known or suspected violations of the Code in person or via the Ethics Hotline. The Hotline is anonymous and is maintained by an outside service provider.

Suspected violations of the Code, other Valley policy or the law are investigated by Valley and may result in an employee being cleared of the suspected violation or in an escalating range of actions, including termination of employment, depending upon the facts and circumstances. The Ethics Officer reports quarterly to the Audit Committee on ethics complaints from all sources.

As described below under “Code of Conduct and Ethics and Corporate Governance Guidelines,” our Code of Conduct also meets the definition of “code of ethics” under Nasdaq and SEC rules and applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our directors, officers and employees.

SUPPLIER CODE OF CONDUCT

Suppliers are expected to have high standards of business conduct, integrity, and adherence to the law. The Third Party Code of Conduct and Ethics applies to our suppliers, vendors, consultants, contractors, and other third parties working on behalf of Valley. The Code of Conduct communicates our expectations on a range of issues, including our suppliers’ responsibility to comply with laws and regulations and Valley’s obligations to its customers. The Code of Conduct is available under the Investor Relations section of our website at valley.com/why-vnb/company-information.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

Independent Oversight Structure. Our Board believes that an independent oversight function is a foundation of good corporate governance. Since 2014 we have utilized an Independent Lead Director to assure that the Board had independent leadership. We realize that some companies utilize an independent chairperson and others an Independent Lead Director or presiding director. We also believe the structure of independent leadership should be examined regularly. During 2021, our Board utilized an Independent Lead Director.

Risk Oversight. Our Board is currently comprised of 13 directors, of whom 11 are independent under NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons—an Audit Committee, a Nominating and Corporate Governance Committee (Nominating Committee), and a Compensation and Human Capital Management Committee (Compensation Committee). We also have a Risk Committee with an independent chairman, which is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial statement risk exposures and our full Board regularly engages in discussions of risk management and receives reports on risk factors from our executive management, other Company officers and the chairman of the Risk Committee.

Valley National Bancorp | 2022 Proxy Statement	21

Item 1: Election of Directors

Lead Director. The Board created the position of Independent Lead Director in 2014 and each year Mr. Abramson was elected as its Independent Lead Director. In accordance with our Corporate Governance Guidelines, our independent directors elect the Independent Lead Director annually and the Independent Lead Director is selected from among our independent directors on an annual basis. The position is filled unless the Chairman is an independent director (presently not the case). Our non-management, directors meet in executive session after every regular Board meeting. These meetings are chaired by Mr. Abramson in his role as Independent Lead Director. As provided in the Corporate Governance Guidelines, the Independent Lead Director, among other things:

•	Has the responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

•	Has the authority to call meetings of independent directors and non-management directors (including meetings not in connection with regular board meetings) and preside at all executive sessions of independent and non- management directors;

•	Establishes the agenda for all meetings and executive sessions of the independent directors and non-management directors, with input from other directors;
•	Has the authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

•	Serves as a liaison between the CEO and the independent and non-management directors and assists the CEO and/ or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items;

•	Leads the independent director assessment of the CEO; and

•	Is appointed annually by the independent directors.

The Nominating Committee engaged in a robust discussion in 2021 about Committee Chairs and the position of Independent Lead Director. Based upon this discussion, the Nominating Committee recommended to the independent directors that Mr. Edelstein take over for Mr. Abramson and become Independent Lead Director after the 2022 Annual Meeting of Shareholders.

Chairman/CEO Decision for 2022. For 2022, the Board determined to continue to combine the Chairman and CEO positions. Considering the performance of Mr. Robbins since he was appointed CEO, the Board believed that electing him as Chairman was appropriate. As explained previously the Board believes that independent Board leadership is provided by the Independent Lead Director in light of the position’s authority, responsibilities, and duties.

Annual Meeting Attendance. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2021, all directors attended our virtual annual meeting and were available to answer questions.

OUR HEDGING POLICY

We adopted a policy that prohibits all hedging of Valley equity securities for directors, executives and officers with the title of First Senior Vice President and above. While there is no prohibition against employees who do not hold the title of First Senior Vice President or above hedging equity securities, these employees are prohibited from trading Valley securities while in possession of material non-public information. The anti-hedging policies are set forth in full below.

Short Sales. Directors and officers at the level of First Senior Vice President and above may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Directors and officers at the level of First Senior Vice President and above may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors and officers at the level of First Senior Vice President and above also may not engage in such transactions privately.

Hedging Transactions. Directors and officers at the level of First Senior Vice President and above are prohibited from entering into hedging transactions or similar arrangements that are designed to hedge or offset any decrease in the market value of Company securities, such as equity swaps, collars, exchange funds and forward sale contracts. These hedging transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

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Item 1: Election of Directors

OUR PLEDGING POLICY

Directors and executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan. If executive officers have Company stock pledged when they join the Company or become executive officers, or if directors have Company stock pledged when they join the Board, they are required to report this to the Company’s Chief Financial Officer and are required to unwind the pledging as promptly as possible but in any event within three years. The Nominating Committee upon request may exempt some or all of the pledged shares from this requirement in its discretion if the shares were pledged before the director or executive officer held that position. The prohibition on pledging securities applies to directors, executive officers, their spouses, children who share such person’s home and trusts if the director or executive officer is the trustee and sole beneficiary.

In January 2020, at the request of Ms. Steans, the Nominating Committee allowed her to continue pledging the shares she owned which were pledged at the time she became a director. The Committee considered the fact that she and her husband owned shares which were pledged while she was the Chair of USAmeriBancorp, Inc. which merged with Valley in 2018. Pursuant to the terms of the merger, shares were converted to Valley shares. When Ms. Steans became a director of our Company she owned 20,000 shares in her own name which were not and currently are not pledged. Shares Ms. Steans or her husband acquire after she became a director of Valley may not be pledged.

Joseph Chillura, who was the President and CEO of USAmeriBancorp, Inc., became an executive officer of Valley in 2020 and the Nominating Committee allowed him to continue to pledge the shares he owned at the time he became an executive officer. Shares Mr. Chillura or his wife acquire after he became an executive officer may not be pledged.

Except for Ms. Steans and Mr. Chillura, no executive officers or directors have any pledged shares covered by the Policy.

POLITICAL CONTRIBUTION POLICY

Valley, like all national banks, is prohibited by law from making contributions to candidates in federal, state and local elections. We apply the policy to our holding company and our subsidiaries. Valley does not contribute corporate funds to independent expenditure committees.

Valley belongs to national trade associations, state banking associations and local chambers of commerce that represent the interests of both the financial services industry and the broader business community. These organizations work to represent the industry and advocate on major public policy issues of importance to Valley and the communities we serve.

PRIVATE AIRCRAFT TRAVEL POLICY

In 2020 the Board adopted a Private Aircraft Travel Policy to govern and provide for the use of private aircraft by our CEO, CFO and President and Chief Banking Officer, which was amended in 2021. In 2020, the Board determined that private travel is appropriate for the travel required of our executives in light of our expended footprint and was necessary from a health perspective during the ongoing COVID-19 public health emergency. In 2021, the Board determined that the business use of private aircraft was necessary after the COVID-19 public health emergency ended.

Under the terms of this policy, those specified Valley officers may utilize the private jet arrangement for individual business travel. Other executives may travel with the them under appropriate health conditions subject to approval by the CEO. The CEO may request that other senior executives be added as authorized users under this Policy. Consideration will be given to succession planning when determining which authorized users are approved to travel together on the same private plane.

Only business travel for our executives is authorized under the Policy. On occasion, our executive officers, while traveling for business, may be accompanied by family members or executives traveling from second homes or vacations. For each such incidental traveler Valley requires the executive to pay an amount equal to the cost of one way first class commercial airfare to the destination, but no less than $750, plus any incremental cost incurred by Valley.

Prior to the implementation of this policy, executive officers of Valley utilized both commercial and private aircraft travel between its locations in New Jersey, New York Florida and Alabama. Private aircraft travel was used infrequently and only where commercial aircraft travel was not efficient or convenient due to infrequent commercial flights or timing limitations.

Valley National Bancorp | 2022 Proxy Statement	23

Item 1: Election of Directors

DIRECTOR INDEPENDENCE

The Board has determined that 11 of our current directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” for purposes of the independence standards of Nasdaq, that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and that all of the members of the Compensation Committee meet heightened independence standards under Nasdaq and SEC rules. The Board based these determinations on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors currently are: Andrew B. Abramson, Ronen Agassi, Peter J. Baum, Eric P. Edelstein, Marc J. Lenner, Peter V. Maio, Suresh L. Sani, Lisa Schultz, Jennifer W. Steans, Jeffrey S. Wilks and Dr. Sidney S. Williams, Jr.

With respect to Mr. Wilks, in determining that he was independent, the Board recognized that his spouse benefits from leasing a branch to the Bank. As set forth in the section “Certain Transactions with Management”, the annual lease payments are made to a limited partnership from which Mr. Wilks’ spouse benefits. The limited partnership is part of a much larger entity from which Mr. Wilks’ spouse also benefits. The lease payments are less than 1/2 of 1% of the annual gross revenue of the larger organization. The annual lease payments are $190,000 a year, with no additional payments due from the Bank for real estate taxes, insurance or parking lot maintenance. This payment has remained fixed since Valley acquired the branch in a merger in 2011 and no annual increases are built in. Based upon these factors, the Nominating Committee and the Board reached the judgment that because the lease transaction was de minimis to Mr. Wilks, Mr. Wilks was “independent”. The Board has engaged with institutional shareholders and while these shareholders viewed the interest as de minimis, we were advised that even such a de minimis interest was not advisable for a member of the Audit Committee and as a result Mr. Wilks does not serve on the Audit Committee.

With respect to Mr. Agassi, in determining that he is independent, the Board recognized that he is affiliated with BLITA, which currently owns approximately 14.2% of Valley’s common stock and has entered into certain agreements with Valley as described below. Valley expects to enter into an advisory relationship in 2022 with Mr. Mendelson.

In connection with our acquisition of Bank Leumi USA, Valley and BLITA entered into an Investor Rights Agreement, which provides that, (i) for so long as BLITA holds a number of shares of Valley Common Stock greater than or equal to 12.5% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate two directors to each of the Valley Board and the Bank Board and (ii) for so long as BLITA holds a number of shares of Valley Common Stock greater than or equal to 5.0% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate one director to each of the Valley Board and the Bank Board. BLITA designees must meet the director qualification and eligibility criteria of the Nominating Committee of the Valley Board applicable generally to members of the Valley Board and Valley Board nominees and be approved by the Nominating and Corporate Governance Committee of the Valley Board. In addition, for so long as at least one BLITA designee is serving on the Valley Boards, one BLITA designee will be entitled to serve on the Executive Committee, the Nominating Committee, the Risk Committee and the Investment Committee.

The Investor Rights Agreement also provides that, from April 1, 2022 until (i) BLITA ceases to own at least 12.5% of Valley’s outstanding common stock and (ii) BLITA terminates its obligation to own Valley Common Stock under the Investors Rights Agreement, BLITA is entitled to designate one Individual to be a non-voting observer on the Valley Board and Bank Board.

Subject to certain exceptions, during such period as BLITA is entitled to designate a director to the Valley Board, (i) with respect to certain specified matters, BLITA will vote its shares of Valley Common Stock in accordance with the recommendation of the Valley Board and (ii) BLITA will be subject to certain standstill restrictions. The Investor Rights Agreement further provides that BLITA will be entitled to certain registration rights and certain preemptive rights with respect to certain issuances by Valley of Valley Common Stock.

Valley and BLITA also entered into a Business Cooperation Agreement whereby the parties agreed to certain understandings regarding business cooperation matters, including: (i) an understanding regarding participation interests in certain loans, (ii) an understanding regarding BLITA’s referral of its customers to Valley.

24	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company falls within these categories is independent:

•	A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

•	A deposit, trust, insurance brokerage, investment advisory, or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the family member serves below the level of a senior vice president;
•	Annual contributions by Valley or its subsidiaries to any charity for which a director or his or her spouse serves on the board if the contributions do not exceed the greater of (i) $60,000 or (ii) 5% of the charity’s annual revenues in the calendar year;

•	Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

•	Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories together with contributions to charitable organizations on which the director or his spouse served as a director and the information set forth under “Certain Transactions with Management,” for each director it determined was independent:

Name	Loans*	Trust Services/ Assets Under Management	Banking Relationship with VNB	Professional Services to Valley

Andrew B. Abramson**	Commercial and Residential Mortgages, Personal and Commercial Line of Credit	None	Checking, Savings, Certificate of Deposit	None

Ronen Agassi	None	None	None	None

Peter J. Baum	Commercial Mortgage	None	Checking	None

Eric P. Edelstein	Residential Mortgage	None	Checking	None

Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None

Peter V. Maio	None	None	Checking, Certificate of Deposit, Money Market	None

Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None

Lisa J. Schultz	None	None	Checking, Money Market	None

Jennifer W. Steans	None	None	Certificate of Deposit, Money Market	None

Jeffrey S. Wilks	Commercial Mortgage, Personal Line of Credit	None	Checking	None

Dr. Sidney S. Williams, Jr.**	None	None	Checking	None

*	In compliance with Regulation O.

**	The Board also considered charitable contributions to entities the director is affiliated with.

Valley National Bancorp | 2022 Proxy Statement	25

Item 1: Election of Directors

EXECUTIVE SESSIONS OF INDEPENDENT AND NON-MANAGEMENT DIRECTORS

Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors. The Board holds an executive session at least once a year with only independent directors and holds an executive session with non-management directors after almost all Board meetings and also holds separate meetings periodically during the year. In each instance the Independent Lead Director is the presiding director for the session.

SHAREHOLDER AND INTERESTED PARTIES’ COMMUNICATIONS WITH DIRECTORS

The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the Independent Lead Director of the Board:

•	Shareholders or interested parties wishing to communicate with the Board of Directors, the non-management or independent directors, or with the Independent Lead Director should send any communication to Valley National Bancorp, Corporate Secretary, at 1455 Valley Road, Wayne, NJ 07470. Any such communication should state the number of shares owned by the shareholder.

•	The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman or to the Independent Lead Director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS

In 2021, the Board of Directors maintained an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Capital Management Committee. Only independent directors serve on these committees. In addition to these committees, the Company and the Bank also maintain several committees to oversee areas of Valley’s operations. These include a Risk Committee, an Investment Committee, and an Executive Committee.

Each director attended 100% of the meetings of the Board of Directors and of each committee on which he or she served for the year ended December 31, 2021. Our Board met 10 times during 2021.

The following table presents 2021 membership information for each of our Audit, Nominating, Compensation and Risk Committees and the number of meetings held by each committee during 2021.

Name*	Audit	Nominating and Corporate Governance	Compensation and Human Capital Management	Risk

Andrew B. Abramson		X	X

Peter J. Baum	X			X

Eric P. Edelstein	(Chair)		X	X

Marc J. Lenner		(Chair)	X

Peter V. Maio	X			X

Suresh L. Sani		X	(Chair)

Lisa J. Schultz		X		(Chair)

Jennifer W. Steans	X		X

Jeffrey S. Wilks		X		X

Dr. Sidney S. Williams, Jr.	X			X

2021 Number of Meetings**	5	4	6	5

*

Mr. Agassi and Mr. Mendelson are not included in the table as they each joined the Board on April 1, 2022. Mr. Agassi joined the Nominating Committee and Mr. Mendelson joined the Risk Committee as of that date.

**	Includes telephonic meetings.

26	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

Audit Committee

The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by NASDAQ. The Board of Directors has also determined that Mr. Edelstein and Ms. Steans meet the SEC criteria of an “Audit Committee Financial Expert.” The Committee charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year- end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

•	Considering the independence of Valley’s independent registered public accounting firm;
•	Overseeing the internal audit function;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

•	Reporting to the full Board on significant matters coming to the attention of the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Valley, considers the composition of the Board, and recommends committee assignments. The Nominating Committee also reviews and as appropriate approves all related party transactions in accordance with our Related Party Transaction Policy. The Nominating Committee is responsible for approving and recommending to the Board our Corporate Governance Guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on Board members serving on other boards of directors;
•	Director access to management and records;

•	Criteria for the annual self-assessment of the Board, and its effectiveness; and

•	Responsibilities of the Independent Lead Director.

The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates and also oversees our ESG Council and ESG programs.

Compensation and Human Capital Management Committee

The Compensation Committee determines CEO compensation, recommends to the Board compensation levels for directors and sets compensation for NEOs and other executive officers. It also administers the 2021 Incentive Compensation Plan and makes awards pursuant to that plan.

In January 2022, in undertaking its responsibilities, the Compensation Committee received from the CEO recommendations (except those that relate to his own compensation) for salary, cash bonus, and equity awards for NEOs and other executive officers. After considering the possible payments and discussing the recommendations with the CEO, and reviewing data provided by its compensation consultant, in February 2022, the Compensation Committee approved the compensation of executive officers, other than the CEO. The Compensation Committee met in executive session with its compensation consultant and legal advisors without the CEO to decide on all elements of the CEO’s compensation, including salary, cash bonus and equity awards.

For stock awards to employees other than executives, a block of shares is allocated by the Compensation Committee. The individual awards are then allocated by the CEO and his executive staff to these non-executive officers and employees. Under authority delegated by the Compensation Committee, during the year, our CEO is authorized, within certain numerical limits, to make stock awards in specific circumstances including the following: special incentive awards for non-officers, retention awards, awards to new employees and grants on completion of advanced degrees.

Stock awards not specifically approved in advance by the Compensation Committee, but awarded under the authority delegated, are reported to the Compensation Committee at its next meeting at which time the Compensation Committee ratifies the action taken.

Valley National Bancorp | 2022 Proxy Statement	27

Item 1: Election of Directors

Risk Committee

The Risk Committee is responsible for:

•	Assisting our Board with oversight of the Company’s enterprise-wide risk management framework, including policies and practices established by management to identify, assess, measure and manage key risks facing the Company across all of the Company’s eight risk categories: strategic, compliance, operational, reputation, legal, credit, market, and liquidity risk;

•	Discussing with management the enterprise’s risk appetite and tolerance, and at least annually recommending to the full Board the statement of risk appetite and tolerance to be communicated throughout the Company;

•	Reviewing and approving annually the credit review plans and policies, and any significant changes to such plans, as appropriate;
•	Reviewing and recommending to the Board the Company’s liquidity risk tolerance at least annually, taking into account the Company’s capital structure, risk profile, complexity, activities and size. Senior management reports to the Risk Committee regarding the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly; and

•	Overseeing the Company’s cybersecurity risk profile, top cybersecurity risks, enterprise cybersecurity program, customer privacy and key enterprise cybersecurity initiatives.

The Risk Committee includes Peter V. Maio, who has significant information security expertise. The Risk Committee oversees the assessment of cybersecurity risks associated with our vendors and our own system, including conducting phishing training exercises.

COMPENSATION CONSULTANTS

In 2021, the Committee engaged Fredric W. Cook & Co. (“FW Cook”) as its compensation consultant. FW Cook was engaged to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee upon the recommendation of FW Cook and in relation to this data, provide an overview and comments on Valley’s executive compensation as well as director compensation. Also, FW Cook was requested to provide information relating to market trends in executive compensation matters. FW Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

COMPENSATION AND RISK MANAGEMENT

Our interim Chief Risk Officer evaluated all incentive-based compensation for employees of the Company and reported to the Compensation Committee that none of our incentive-based awards individually, or taken together, was reasonably likely to have a material adverse effect on Valley. None of the compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation Committee accepted the interim Chief Risk Officer’s report.

COMMITTEE CHARTERS

The Audit Committee, Nominating Committee and Compensation Committee each operate pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valley.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS

Nominations of directors for election may be made at an annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors by our Board of Directors, or, as described in more detail below, by a shareholder of the Company who meets the eligibility and notice requirements set forth in our By-laws.

Shareholder Nominations Not for Inclusion in our Proxy Statement. Under our By-laws, to be eligible to submit a director nomination not for inclusion in our proxy materials but instead to be presented directly at the annual meeting, the shareholder must be a shareholder of record on both (i) the date the shareholder submits the notice of the director nomination to the Company and (ii) the record date for the annual meeting. The notice must be in proper written form and be timely received by the Company. To be in proper written form, the notice must meet all of the requirements specified in Article I, Section 3 of our By-laws, including specified information regarding the shareholder making the nomination and the proposed nominee. To be timely for our 2023 annual meeting, the notice must be received by our Corporate Secretary at our Wayne, New Jersey office no later than January 17, 2023 nor earlier than December 18, 2022. If the 2023 annual meeting is called for a date

28	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

that is not within 30 days before or after the anniversary date of our 2022 annual meeting date, notice will be timely if it is received by the Corporate Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.

In addition, to comply with the new universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than March 18, 2023.

Shareholder Nominations for Inclusion in our Proxy Statement. Our By-laws provide that if certain requirements are met, an eligible shareholder or group of eligible shareholders may include their director nominees in the Company’s annual meeting proxy materials. This is commonly referred to as proxy access. The proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include director nominees in our proxy materials must own 3% or more of our outstanding common stock continuously for at least three years. The number of proxy access nominees appearing in any annual meeting proxy statement cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of proxy access nominees would be the closest whole number below 20%. A nominee who is included in our proxy materials but withdraws from or becomes ineligible or unavailable for election at the annual meeting, or does not receive at least 25% of the votes cast for his or her election, will not be eligible for nomination by a shareholder for the next two annual meetings. The nominating shareholder or group of shareholders also must deliver the information required by our By-laws, and each nominee must meet the qualifications required by our By-laws.

Requests to include director nominees in our proxy materials for our 2023 annual meeting must be received by our Corporate Secretary at our Wayne, New Jersey office no earlier than November 5, 2022 and no later than December 5, 2022. If the 2023 annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2022 annual meeting date, notice will be timely if it is received by the Corporate Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.

Director Qualifications. The Board of Directors has established criteria for members of the Board. The Board may waive one or more of these requirements in connection with a director joining the Board through an acquisition. The Board granted a waiver of certain conditions (including U.S. citizenship) for Mr. Agassi and Mr. Mendelson. The director criteria include:

•	The maximum age for an individual to join the Board is age 65, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management, or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•	A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will sufficiently benefit the Company;

•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	A majority of the Board members must maintain their principal residences in the states in which the Bank has branch offices or within 100 miles from the Bank’s principal office;

•	Except with the approval of the Nominating Committee for good cause shown, each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or jointly with the director’s spouse) and none of these 20,000 shares may be pledged or hypothecated;

•	Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

•	If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard and not repaid within six months, the Board may ask the director to resign;

•	No Board member may serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Board members should understand basic financial principles and represent a variety of areas of expertise and diversity in personal and professional backgrounds and experiences;

•	Each Board member should be an advocate for the Bank within the community; and

•	To the extent it is convenient, it is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

Valley National Bancorp | 2022 Proxy Statement	29

Item 1: Election of Directors

In addition to the above qualifications, the following factors are also considered by the Nominating Committee when evaluating director candidates:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	Whether the candidate would be considered a financial expert or financially literate as described in SEC and NASDAQ rules;

•	Whether the candidate would be considered independent under NASDAQ rules;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;
•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

As discussed above under “Item 1—Election of Directors—Director Information—Board Selection” diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

Shareholder Recommendations for Director Candidates. The Nominating Committee has adopted a policy regarding director candidates recommended by shareholders. The Nominating Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no earlier than 180 days and no later than 150 days prior to the anniversary of the date of the preceding year’s mailing of the proxy statement for the annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2023, we must receive this notice on or after October 6, 2022 and on or before November 5, 2022. The Nominating Committee will evaluate shareholder-recommended director candidates using the same criteria and standards as as described above.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed on our website at www.valley.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer or any other executive officer or a director on that website.

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available on our website at www.valley.com/charters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Andrew B. Abramson, Eric P. Edelstein, Marc J. Lenner, Suresh L. Sani and Jennifer W. Steans. None of the members of the Compensation Committee, or their affiliates have engaged in transactions or relationships required to be reported under the compensation committee interlock rules promulgated by the Securities and Exchange Commission (“SEC”).

CERTAIN TRANSACTIONS WITH MANAGEMENT

Our related party transactions in which Valley or any of its subsidiaries is a participant and in which a 5% holder of our common stock (including BLITA), an executive officer, director or an immediate family member or the companies such persons may own or control or have a substantial ownership interest in (collectively “insiders”) are governed by our written related party transaction policy. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions. Insiders may use Valley’s services or may provide services to Valley, as we expect our directors and officers to use the services of Valley National Bank.

30	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

With respect to the use of the Bank’s services by insiders (including holders of 10% or more of our common stock), loans to insiders by the Bank are governed by Regulation O. Regulation O requires that such loans: (i) be made on the same or substantially similar terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable loans to third parties, and (ii) not involve more than the normal risk of collectability. Regulation O also requires that such loans be approved by a majority of the directors with the director who is the borrower, or related to the borrower, not present or voting.

With respect to other bank services provided to insiders, those services are provided on the same terms and conditions as provided to third parties, with no Board approval required.

With respect to insiders providing products or services, these transactions are subject to the related party transaction policy. Under the related party transaction policy, transactions are referred for review and approval to the Nominating Committee. If the transaction presents a continuing relationship the activity is reviewed and, if appropriate, approved by the Committee. If the transaction is new, the Committee is charged with reviewing it and approving it if it is believed to be in the best interests of Valley. If a transaction is not approved, the services offered will not be used. If an ongoing transaction fails to be ratified it will, if possible, be cancelled in accordance with any contractual rights. The Audit Committee oversees compliance with the related party transaction policy.

The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans: (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

The following payments were approved under our related party transaction policy.

•

In 2011 Valley acquired State Bancorp, Inc. At the time of acquisition, State Bancorp leased a branch located in Westbury, New York. In connection with the acquisition of State Bancorp, the Boards of State Bancorp and Valley agreed that Mr. Wilks was to be elected to the Board of Valley National Bancorp. In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for the Westbury, New York branch. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice. The lease payments are made to a limited partnership from which Mr. Wilks’ spouse benefits. The limited partnership is part of a much larger entity from which Mr. Wilks’ wife also benefits. Valley’s lease payments in 2021 represented less than 1/2 of 1% of the annual gross revenue of the larger organization.

•

Valley has always welcomed as new employees qualified relatives of our current employees. Currently, a number of our employees have relatives who also work for Valley. Valley employs the brother of Joseph Chillura, an executive officer of Valley, who in 2021 earned a salary of $250,875 plus a discretionary bonus and equity award.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC by certain deadlines. We believe all our directors and executive officers timely complied with their Section 16(a) reporting requirements in 2021.

Valley National Bancorp | 2022 Proxy Statement	31

Item 1: Election of Directors

COMPENSATION OF DIRECTORS

The total 2021 compensation of our non-employee directors is shown in the following table. Each of these compensation components is described in detail below.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Andrew B. Abramson(1)	$153,000	$60,000	—	$1,421	$214,421

Peter J. Baum	101,125	60,000	—	1,421	162,546

Eric P. Edelstein(1)	119,500	60,000	46	1,421	180,967

Marc J. Lenner(1)	113,125	60,000	—	1,421	174,546

Peter V. Maio	98,000	60,000	—	1,421	159,421

Suresh L. Sani(1)	115,000	60,000	—	1,421	176,421

Lisa J. Schultz(1)	111,500	60,000	—	1,421	172,921

Jennifer W. Steans	98,000	60,000	—	1,421	159,421

Jeffrey S. Wilks	107,500	60,000	—	1,421	168,921

Dr. Sidney S. Williams, Jr.	90,500	60,000	—	1,421	151,921

(1)	Independent Lead Director or Committee Chairman (see Committees of the Board of Directors; Board of Directors Meetings on page 26 in this Proxy Statement).

(2)

Each non-employee director received a $60,000 restricted stock unit award (“RSUs”) as part of their annual retainer, granted on the date of the annual shareholders’ meeting. The number of RSUs was determined using the closing market price on the date prior to grant and vest on the earlier of the next annual shareholders’ meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, but not resignation from the Board.

(3)

Represents the change in the present value of pension benefits for 2021 under the Directors Retirement Plan considering the age of each director, a present value factor, an interest discount factor and time remaining until retirement. As disclosed below, the Board of Directors retirement plan was frozen for purposes of benefit accrual in 2013. The annual change in the present value of the accumulated benefits of Messrs. Abramson, Baum, Lenner, Sani, and Wilks was a net decrease of $3,635, $593, $3,229, $3,107, and $786 from the present value reported as of December 31, 2020, respectively; therefore the amount reported would be zero. The decrease in the present value of the accumulated benefits as of December 31, 2021 is attributable to the increase in the discount rate from 2.52% to 2.85%.

(4)	This column reflects the deferred cash dividends earned in 2021 on the restricted stock that is part of the director’s annual retainer, granted on the date of the annual shareholders’ meeting.

ANNUAL BOARD RETAINER

Non-employee directors received an annual cash retainer of $50,000 per year, paid quarterly, plus an equity award of $60,000.

BOARD MEETING FEES

Non-employee directors also receive a Board meeting fee of $2,000 for each meeting of the Bank and Bancorp combined attended in person, by video conference or conference call. Non-employee directors also received $2,000 for attendance at the Board’s annual organization meeting. This year the Board also had two strategic planning meetings, each of which stretched over two days for which each non-employee director received $1,500.

32	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

BOARD COMMITTEE FEES AND COMMITTEE CHAIR RETAINER

Each of the Chairs of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee receives an annual retainer of $20,000. The Independent Lead Director receives an annual retainer of $50,000. These retainers are to recognize the extensive time that is devoted to serve as Committee Chair or Independent Lead Director and to attend to committee matters, including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All non-management directors are paid $1,500 for attending each meeting of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee.

The Company and the Bank also have a number of committees in addition to Audit, Compensation, Nominating and Risk. These additional committees generally deal with oversight of various operating matters. These committee chairs receive a retainer of $12,500. There is an attendance fee of $1,500 for each committee meeting.

DIRECTOR EQUITY AWARDS

Our 2021 Incentive Compensation Plan (the “2021 Plan”) provides for our non-employee directors to be eligible recipients of equity awards with an overall limit of $500,000 on the total value of equity awards plus annual cash fees.

After our 2021 Annual Meeting, each non-management director received a $60,000 RSU award as part of their annual retainer. The RSUs were granted on the date of the Annual Meeting, with the number of RSUs determined using the closing market price on the date prior to grant. The RSUs vest on the earlier of the next annual meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, retirement (age 65 with 5 years of service) but not resignation from the Board.

At the recommendation of our compensation consultant, the annual RSU award was increased to $70,000 to take effect after the 2022 Annual Meeting.

DIRECTORS RETIREMENT PLAN

We maintain a retirement plan for non-employee directors which was frozen to new participants and for additional benefit accruals in 2013. The plan provides 10 years of annual benefits to participating directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. The annual benefit is equal to the director’s years of service through December 31, 2013, multiplied by 5%, multiplied by the final annual retainer paid to directors as of December 31, 2013 ($40,000). In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate. As a result of amendments to the plan adopted in 2013, participants no longer accrue further benefits and directors first elected after 2013 do not participate.

Valley National Bancorp | 2022 Proxy Statement	33

Item 1: Election of Directors

Stock Ownership of Management and Principal Shareholders

DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information about the beneficial ownership of our common stock at March 1, 2022 by each director and by each of our Named Executive Officers (“NEOs”) named in this proxy statement, and by directors (other than Mr. Agassi and Mr. Mendelson, each of whom joined the Board on April 1, 2022) and all executive officers as a group. The information is obtained partly from each director and by each NEO and partly from Valley.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)

Directors and Named Executive Officers:

Andrew B. Abramson	284,857	(3)	0.07%

Peter J. Baum	65,707	(4)	0.02

Joseph V. Chillura	740,304	(5)	0.18

Eric P. Edelstein	80,395		0.02

Michael D. Hagedorn	16,700		—

Thomas A. Iadanza	201,921		0.05

Ronald H. Janis	125,862	(6)	0.03

Marc J. Lenner	259,720	(7)	0.06

Peter V. Maio	27,177		0.01

Ira Robbins	328,510	(8)	0.08

Suresh L. Sani	80,358	(9)	0.02

Lisa J. Schultz	34,952		0.01

Jennifer W. Steans	4,199,916	(10)	1.00

Jeffrey S. Wilks	442,515	(11)	0.11

Dr. Sidney S. Williams, Jr.	309		—

Directors and Executive Officers as a group (18 persons)	7,061,100	(12)	1.68

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. The total includes unvested restricted stock but not unvested restricted stock units.

(2)

For purposes of calculating these percentages, there were 421,388,158 shares of our common stock outstanding as of March 1, 2022. For purposes of calculating each individual’s percentage of the class owned, the number of shares underlying stock options held by that individual are also taken into account to the extent such options were exercisable within 60 days. Does not include shares acquired by BLITA on April 1, 2022.

(3)

This total includes 17,482 shares held by Mr. Abramson’s wife, 10,233 shares held by his wife in trust for his children & grandchildren, 40,157 shares held by a family foundation, 10,401 shares held in a self-directed IRA, and 2,636 shares in a self- directed IRA held by his wife. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by a trust for the benefit of Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 35,000 shares held in Mr. Chillura’s IRA & 73,165 shares purchasable pursuant to stock options exercisable within 60 days.

(6)	This total includes 17,205 shares held by Mr. Janis’ wife.

(7)

This total includes 25,632 shares held in a retirement pension, 704 shares held by Mr. Lenner’s wife, 36,125 shares held by his children, 122,150 shares held by a trust of which Mr. Lenner is 50% co-trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 25,488 shares held by a charitable foundation.

(8)	This total includes 2,000 shares held by Mr. Robbins’ wife and 354 shares held in trusts for the benefit of Mr. Robbins’ nieces.

(9)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for the benefit of his children, 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.

(10)

This total includes 729,700 shares held by Ms. Steans’ spouse, 211,468 shares held by her spouse in a trust, 868,890 shares held in a family trust of which Ms. Steans is a trustee, 1,176,374 shares held by a partnership of which Ms. Steans is one of three partners and 55,000 shares held in her IRA. Ms. Steans has 92,919 shares in her own name. The remaining 4,106,997 shares are pledged as security for loans.

(11)

This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804 shares held in estate created trust for which Mr. Wilks is trustee and under which Mr. Wilks’ children are beneficiaries. Mr. Wilks disclaims beneficial ownership of shares held by the estate created trust.

(12)

This total includes 171,897 shares owned by 3 executive officers who are not directors or NEOs. The total does not include shares held by the Bank’s trust department in fiduciary capacity for third parties.

34	Valley National Bancorp | 2022 Proxy Statement

Item 1: Election of Directors

PRINCIPAL SHAREHOLDERS

The following table contains information about the beneficial ownership at December 31, 2021 by persons or groups that beneficially own 5% or more of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	55,059,207	13.0%

The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	40,093,707	9.5%

Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, Texas, 78746	22,207,170	5.3%

(1)	For purposes of calculating these percentages, there were 421,388,158 shares of our common stock outstanding as of March 1, 2022. Does not include shares issued to BLITA on April 1, 2022.

(2)

Based on a Schedule 13G/A Information Statement filed February 7, 2022 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 54,216,269 shares and sole dispositive power as to 55,059,207 shares, and shared voting power and shared dispositive power as to 0 shares.

(3)

Based on a Schedule 13G/A Information Statement filed February 10, 2022 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group has sole voting power as to 0 shares, shared voting power as to 351,902 shares, sole dispositive power as to 39,398,006 shares, and shared dispositive power as to 695,701 shares.

(4)

Based on a Schedule 13G Information Statement filed February 8, 2022 by Dimensional Fund Advisors LP. The Schedule 13G discloses that Dimensional Fund Advisors LP has sole voting power as to 21,736,790 shares, sole dispositive power as to 22,207,170 shares and shared voting and shared dispositive powers as to 0 shares.

Valley National Bancorp | 2022 Proxy Statement	35

Advisory Vote On Our Named Executive Officer Compensation

Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our NEOs, as disclosed in this proxy statement, commonly referred to as a “say-on-pay vote.” We currently hold an annual say-on-pay vote.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis section of this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2021 and early 2022.

The Company seeks shareholder approval of the compensation of the Company’s NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for NEOs. In 2021, over 98% of the shares voted on our “say-on-pay” proposal voted in favor of the Company’s executive compensation program.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES (INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION).

36	Valley National Bancorp | 2022 Proxy Statement

Item 2: Advisory Vote On Our Named Executive Officer Compensation

Compensation Discussion and Analysis

This CD&A describes our executive compensation program for the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers who were serving as executive officers at fiscal year-end (collectively, our “NEOs”). The Compensation Committee oversees all aspects of NEO compensation. The 2022 NEOs are:

• Ira Robbins, Chief Executive Officer • Michael D. Hagedorn, SEVP and Chief Financial Officer • Thomas A. Iadanza, President and Chief Banking Officer	• Ronald H. Janis, SEVP and General Counsel • Joseph V. Chillura, SEVP, Commercial Banking

SUMMARY OF OUR COMPENSATION PROGRAM

We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our other stakeholders and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

• Pay is substantially aligned with performance: We assess our performance and strive to hold our NEOs, and, in particular, our CEO, Ira Robbins, accountable. In 2021, we successfully achieved many of the quantitative and qualitative goals that were set by the Board and Mr. Robbins despite the challenges faced by Valley and the banking industry due to the continuing COVID-19 pandemic. The Compensation Committee did not adjust our NEOs’ 2021 performance targets or modify any outstanding equity awards as a result of the effects of COVID-19. In 2021 we set the framework for our non-equity incentive compensation to be 40% based upon Company financial goals, 10% based on customer experience goals and 25% to be based upon the accomplishment of other Company strategic goals (with the other 25% to be based on key individual performance goals).

• We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley. In particular, our performance based restricted stock unit awards vest in substantial part based on how the total return from our shares performed against the KBW Regional Bank Index (KBW Index), a leading bank stock index of 50 banks.

• Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives. The table to the right summarizes the key components of our compensation program for our NEOs and the purpose of each component:

Non-Equity

Incentive Awards

KEY FEATURES:

Cash payment based on performance position, responsibilities and experience.

PURPOSE:

Intended to motivate and reward executives for short-term financial achievements.

Time Vested Equity Awards KEY FEATURES: Equity incentives earned based on performance and vested over time. PURPOSE: Intended to create alignment with shareholders and promote retention.

Performance

Equity Awards

KEY FEATURES:

Equity incentives earned based upon

performance and vested based on

meeting pre-established Company

performance objectives

PURPOSE:

Intended to focus on achievement of company performance objectives, relative total shareholder return and growth in tangible book value (as defined below).

Valley National Bancorp | 2022 Proxy Statement	37

Item 2: Advisory Vote On Our Named Executive Officer Compensation

OUR COMPENSATION PROGRAM

In February 2020, we repositioned our executive compensation program to put a greater emphasis on Valley’s financial and strategic performance as opposed to the individual performances of our executives and we have continued this strategy into 2021 and 2022. The Compensation Committee believes that this strategy more effectively aligns our executive compensation with the creation of value for our shareholders.

The Compensation Committee set the framework for our non-equity incentive compensation for 2021 to be 40% based upon Company financial goals, 10% based upon customer experience goals, 25% based upon the accomplishment of other Company strategic goals, and the other 25% to be based on key individual performance goals. At the Compensation Committee’s January and February 2022 meetings, the Compensation Committee engaged in a review of the Company’s 2021 financial performance, the Company’s strategic performance and each NEO’s individual performance against specified goals set in February 2021. These objectives reflect Valley’s commitment to driving shareholder value through unwavering service to our clients, our employees and our community. The Compensation Committee measured each NEO’s performance against both Valley’s performance and each NEO’s individual objectives, while considering internal performance metrics and peer group comparisons.

In light of the Company’s achievement of these positive financial metrics, and in particular core net income available to common shareholders, the Committee determined that the Company exceeded its financial goals for 2021 at the level of 110%.

2021 Financial Performance

Under our program, the 40% weighting of our non-equity incentive compensation was based on Valley’s financial performance in 2021 and reflects the Compensation Committee’s belief that our executives should generally be rewarded in proportion to Valley’s recent financial performance. The most important financial metrics considered by the Compensation Committee was core net income available to common shareholders. Our core net income increased by over 21% in 2021 compared to 2020

The Committee also considered net revenue and after-tax earnings. In 2021, Valley achieved net revenue of $1.4 billion and after tax earnings of $474 million. Book value per common share and tangible book value per common share increased by 7 percent and 10 percent to $11.57 and $7.94, respectively, in 2021 compared to 2020. Other metrics that the Compensation Committee considered in making its incentive compensation decisions included:

DILUTED EARNINGS PER SHARE OF 1.12 COMPARED TO 0.93 IN 2020, AN INCREASE OF 20%	ANNUALIZED RETURN ON AVERAGE ASSETS AND ANNUALIZED RETURN ON AVERAGE SHAREHOLDERS EQUITY IN 2021 OF 1.14% AND 9.98%, RESPECTIVELY, COMPARED TO 0.96% AND 8.68% IN 2020, RESPECTIVELY
AN INCREASE OF TOTAL DEPOSITS IN 2021 TO $35.6 BILLION, AN INCREASE OF 12%	GROWTH IN TOTAL LOANS OF 6 PERCENT TO $34.2b COMPARED TO 2020
AN INCREASE IN OUR NET INTEREST MARGIN (FTE) FROM 3.03% IN 2020 TO 3.17% IN 2021	50.7% EFFICIENCY RATIO IMPROVEMENT OF OVER 6 PERCENT FROM THE 56.8 PERCENT REPORTED TWO YEARS AGO

38	Valley National Bancorp | 2022 Proxy Statement

Item 2: Advisory Vote On Our Named Executive Officer Compensation

2021 Performance Against Strategic Goals

In addition to short term financial performance, the Compensation Committee looked at Valley’s attainment of specific strategic goals in setting executive compensation. The attainment of these strategic goals is designed to position Valley for long-term growth and generation of shareholder value. The Compensation Committee believes that the strategic targets developed and implemented by our CEO and other NEOs are crucial to the achievement of Valley’s long-term financial objectives. Valley’s compensation program is aligned with these long-term goals through our use of equity compensation, in particular our performance based equity awards.

In 2021, our primary objectives were:

•	Drive above peer loan and deposit growth;

•	Create positive operating leverage and efficiency gains

•	Create revenue growth and increased diversification; and

•	Build an enduring culture by enabling inclusion, empowerment, collaboration and innovation.

The Compensation Committee believes that the attainment of each of these objectives will result in long-term success for our franchise and our stakeholders.

The Compensation Committee determined that the first and fourth bullet points above were met in full, but that the second and third bullet points were only partially met.

Loans and deposits increased 6.0% and 11.6% in 2021 compared to 2022. In each case, this growth significantly exceeded 2021 budget goals.

The Company has improved its operating leverage and efficiency. Key successes in this area were the creation of online account opening capabilities and the continued effort to streamline our facilities expenditures. However, there were also areas in which the Company needs to improve, including efforts to create a more efficient technological platform for our banking services.

Key completed efforts related to revenue growth in 2021 included increasing cross-selling opportunities and expanding our sources of non-interest income. The Company, however, must continue to increase cross-selling, diversify revenue streams and achieve our wealth management offering in order to fully meet this goal in 2022.

Management made strong efforts to build a solid and enduring culture at Valley through expanding our ARG program, launching our DEI Leadership Council and ESG Council and establishing our leadership development program. Our employee engagement score increased in 2021 and we believe that we were able to develop a very strong talent pipeline.

One of our other strategic goals was to increase our customer satisfaction. Our performance relative to this goal was given a 10% weight relative to our overall compensation determinations. Customer satisfaction was measured by an index based on three factors including.

•	Loyalty;

•	Advocacy; and

•	Customer Satisfaction.

While the Committee believes that management’s efforts to increase our customer experience index in 2021 was positive, the Committee did not believe that this goal was achieved in full. Accordingly, the Committee ratified management’s assignment of a 70% achievement level to this strategic goal.

Individual Goals

Lastly, the Compensation Committee evaluates each NEO’s individual goals. For our CEO, these goals were set by the Board at the beginning of 2021. These included:

•	Further development of the foundation for the Company’s future relevance;

•	Ensuring the execution of technology initiatives;

•	Develop the foundation and strategy for revenue diversification;

•	Assess and develop strategic alternatives via both organic and acquisition alternatives; and

•	Further leadership succession, strengthening of a diverse talent pipeline, retaining top employees and acquiring key talent.

Mr. Robbins, our CEO, developed goals with each of the other NEOs that are complementary to the Company’s financial performance and strategic goals. The performance by each NEO against these goals was analyzed by our CEO and presented to the Compensation Committee with the CEO’s compensation recommendations.

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COMPENSATION OBJECTIVES

Our compensation program is designed to support our primary strategic objectives to drive sustainable growth, diversify income, reduce our operating costs and create scalable efficiency. The program is intended to attract, motivate and retain our executives, who are critical to the long-term success of our franchise, our shareholders and our other stakeholders. As outlined above, the three core principles which we believe will lead to a successful compensation program include:

•	Pay for Performance—the majority of the compensation of our NEOs is variable and “at risk” and tied to measurable financial and strategic goals that are designed to create long-term franchise value.

•	Balanced compensation structure—we believe that the use of the appropriate mix of short-term, long-term and other compensation strongly aligns our executive pay with the interests of our shareholders and allows us to attract, motivate and retain our top executives.
•	Benchmarking against our peer group—the Compensation Committee assesses the competitiveness of our NEO compensation against our peers. Our performance based restricted stock unit awards vest in part based on how the total return from our shares performed against the KBW Index.

The charts shown below illustrate the total compensation mix (using the 2021 year-end target compensation for Mr. Robbins and the 2021 average target compensation of the other NEOs):

CEO target total direct compensation mix	Other NEOs target total direct compensation mix

As these charts demonstrate, a substantial amount of our NEOs’ total direct compensation is variable, at-risk and performance based. This is intended to both incentivize our executives and align pay with performance to the benefit of our shareholders. The largest component of total direct compensation for our NEOs is long-term incentives, as the Compensation Committee wants to encourage significant focus on long-term growth and shareholder value.

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COMPENSATION PRINCIPLES AND POLICIES

What we do:

✓

Hold Past Termination: If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying those equity awards must be held for a period of 18 months following the date of termination.

✓

Clawback: For a period of 6 years after the date of the award, the Compensation Committee may (i) cancel unvested equity awards if there is a material restatement of our financial statements, or material misconduct by the executive which harms the Company financially, and (ii) recoup vested equity awards and previously paid cash awards in the event of intentional fraud or intentional misconduct by the executive.

✓

Stock Ownership: To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock. Officers may not sell any shares which they are awarded as compensation (other than shares withheld for taxes) until they meet our stock ownership requirements. The table below shows the minimum holdings required of each NEO. Shares held by our NEO’s spouse and minor children are counted against the requirement, as well as unvested time vesting restricted stock units.

NEO Minimum Stock Ownership Requirements

Title	Minimum Dollar Value of Required Common Stock Ownership
CEO	5 times base salary
Senior EVP	3 times base salary

✓	Restrictive Covenants: Acceptance of our equity awards requires our executives to agree not to solicit Valley customers and employees for twelve months following termination of employment.

What we don’t do:

✘	No Excise Tax Gross ups: We do not offer any excise tax gross ups for any executive change in control arrangements.

✘

No Single Trigger Change in Control Payments or Equity Vesting: Our change in control agreements and equity grant agreements provide that if there is a change in control, executive officers are not entitled to severance or accelerated vesting unless he or she is terminated from employment following the change in control, or resigns for good reason.

✘

No Hedging or Pledging: We adopted a policy prohibiting executive officers from entering into hedging and pledging transactions involving Valley’s common stock. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of management and shareholders of Valley being misaligned. Executive officers, with the approval of the Nominating Committee, may continue to pledge shares which were pledged when they became executive officers.

✘

No Excessive Risk Taking: We design our equity compensation plans in a manner that we believe does not encourage or foster excessive risk taking but instead aligns our NEO’s financial interests with those of our shareholders.

2021 SAY-ON-PAY VOTE

At the 2021 Annual Meeting of Shareholders, over 98% of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that our recent “say-on-pay” results reflect our commitment to providing our executives with compensation that is in alignment with our shareholders’ short and long-term interests. The results also favorably reflected our continuing outreach program to our large institutional shareholders and the changes that we made to our compensation program as a result of those conversations.

OUR COMPENSATION PROCESS

Our Compensation Committee sets the compensation of our CEO and all our NEOs, as well as all executive officers. We met 6 times during 2021 and early 2022 to discuss NEO compensation for 2021 and target compensation in 2022. At Compensation Committee meetings, the Compensation Committee holds executive sessions at which our independent compensation consultant is present and provides advice.

The Compensation Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except

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as it may relate to performing such services. FW Cook assists the Compensation Committee in defining Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. FW Cook also assists the Compensation Committee with all aspects of the design of our executive and director compensation programs. The Compensation Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that prevents FW Cook from independently representing the Compensation Committee.

Mr. Robbins, our CEO, and some of our other NEOs attended portions of the meetings. Mr. Robbins presented and discussed with the Compensation Committee his recommendations for compensation for the NEOs and the executive team without the other NEOs present. Mr. Robbins neither made a recommendation to the Compensation Committee about his own compensation nor was he present when his compensation was discussed or set by the Compensation Committee. The Compensation Committee sets executive compensation with only Compensation Committee members and consultants present, after presentations by the CEO.

The Compensation Committee uses a balanced approach in making compensation-related decisions. The important factors the Compensation Committee considered this year include:

•	Management’s progress in improving the Company’s customer experience index;

•	Management’s focus on the Company’s operating leverage and efficiency;

•	Management’s efforts to building an enduring culture;

•	The Company’s attainment of strong financial results including core net income;
•	Our percentile rank in TSR relative to our peer companies and tangible book value growth;

•	Maintaining the Company’s strong commitment to credit quality; and

•	Recruiting, developing and engaging talent to deliver on Valley’s goals as well as plan for succession.

2021 COMPENSATION DESIGN

In determining our NEOs’ 2021 compensation package, the Compensation Committee utilized a combination of base salary, equity awards and non-equity awards as detailed below.

Elements of Compensation

•	Salary. Salaries were determined by an evaluation of individual NEO responsibilities, compensation history, as well as a comparison to the salaries of our peers.

•	Non-Equity Incentive Awards. We awarded non-equity cash compensation based in substantial part on the 2021 financial results of Valley.
•	Time Vested Equity Awards. We awarded time vested restricted stock unit awards which vest pro rata on an annual basis over a three-year period.

•	Performance Equity Awards. We awarded performance-based awards. Consistent with prior years, awards granted in 2022 vest based on the Company’s adjusted Growth in Tangible Book Value and relative TSR performance against the KBW Index measured over a three-year performance period.

For each NEO, we set target equity and non-equity awards in February 2021 based on a percentage of the executive’s base salary. The actual awards were determined based on each NEO’s performance and the attainment of Company financial and strategic goals as well as individual goals.

NON-EQUITY INCENTIVE AWARDS

The Compensation Committee set the following target non-equity incentive awards calculated as a percentage of such executive’s base salary as follows:

Title	Percentage
CEO	115% of base salary
Other NEOs	55% to 60% of base salary

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EQUITY AWARDS

The following table summarizes the overall design and mix of our annual long-term equity incentives granted in 2022:

Form of Award	Percentage of Total Target Equity Award Value	Purpose	Performance Measured	Earned and Vesting Periods

Time Vested Award	25%	Encourages retention. Fosters shareholder mentality among the executive team.	N/A	Vests on the first, second, and third anniversaries of the grant date.

Growth in Tangible Book Value Performance Award	45%	Encourages retention and ties executive compensation to our operational performance.	Growth in Tangible Book Value (as defined)	Earned and vests after three-year performance period based on Growth in Tangible Book Value.

TSR Performance Award	30%	Encourages retention and ties executive compensation to our long-term market performance.	Relative TSR	Earned and vests after three-year performance period based on TSR against the KBW Index.

The percentage mixes described in the chart above are based on the dollar value of the awards granted. As in prior years, in 2022, all equity awards were in the form of restricted stock units (“RSUs”). The dollar value is translated into a number of units using the closing price of our common stock the day before the effective date of the grant.

Time Vested Awards. 25% of the aggregate dollar value of their target annual equity awards granted in 2022 was in the form of time-based restricted stock unit awards. Once granted, the awards vest based solely on continued service with the Company, with one third vesting on each February 1st thereafter.

Growth in Tangible Book Value Awards. Growth in Tangible Book Value, when used in this CD&A, means year over year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income (“OCI”) recorded during the year. The Compensation Committee chose Growth in Tangible Book Value over a three-year period because it believes that this metric is a good indicator of the performance and shareholder value creation of a commercial bank. The adjustment for dividends allows the Compensation Committee to compare our performance to our peers which pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. Consistent with the terms of the award agreements for the restricted stock units and the 2021 Incentive Compensation Plan, the Compensation Committee has the authority to adjust the calculation of the Growth in Tangible Book Value for certain items that are one time in nature. The Compensation Committee uses this authority to avoid either penalizing or rewarding executives for certain decisions which may adversely or positively affect the Company’s short-term results.

The Growth in Tangible Book Value Performance Awards are earned based on average annual Growth in Tangible Book Value during the years 2022 through 2024. Earned Growth in Tangible Book Value Performance Awards vest after the end of the 3-year performance period following Compensation Committee certification of performance results. The number of shares that can be earned may range from 0% to 200% of the target, depending on performance (with linear interpolation between performance levels) as follows:

Average Annual Growth in Tangible Book Value 2022-2024	Percentage of Target Shares Earned
Below 10.50%	None
10.50% (Threshold)	50%
13.00% (Target)	100%
15.75% or higher (Maximum)	200%

In 2020, for the 2020 grant, the Compensation Committee determined to raise each Threshold, Target and Maximum goal in order to align these goals with the Company’s improved financial performance. Accordingly, the Threshold was raised to 10.75% from 10.35%, the Target was raised to 12.50% from 12.0%, and the Maximum was raised to 15.125% from 14.75%.

In January and February 2021, the Compensation Committee determined to reduce the Threshold goal slightly from 10.75% to 10.50% for the 2021 grant. It also increased the maximum percentage of target shares earned from 175% to 200%. In February 2022, the Compensation Committee raised the Target and Maximum goals to 13.00% and 15.75% from 12.50% and 15.125%, respectively for the 2022 grant. The Compensation Committee believes that these changes reflect both the current practice of the Company’s peers as well as the Company’s financial goals and the economic conditions that we anticipate during the next three years.

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Growth in Tangible Book Value Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.

Growth in Tangible Book Value Payout For 2019-2021 Cycle. The table below shows how the performance-based equity awards based on Growth in Tangible Book Value granted in 2019 vested based upon the Company’s performance during 2019-2021. For these awards, the Threshold was 10.35%, the Target was 12% and the Maximum was 14.75%. The 2019 awards vested in January 2022 at Maximum performance (175% payout) due to achievement of three-year Growth in Tangible Book Value of 14.83%.

GROWTH IN TANGIBLE BOOK VALUE

Grant Date	GITBV Performance in 2019	GITBV Performance in 2020	GITBV Performance in 2021	Cumulative Performance Measured to Year End 2021
February 12, 2019	14.93%	13.32%	16.22%	14.83%

Relative TSR Performance Awards. 30% of the aggregate dollar value of the target annual equity awards granted for 2022 was in the form of RSUs to be earned based on the Company’s relative TSR for the 3-year performance period from January 2022 through December 2024 against the KBW Index (a TSR Performance Award). The KBW Index is used as a broad indicator of Valley’s relative market performance. Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled on February 1 following the end of the three-year performance period. The number of shares that may be earned ranges from 0% to 200% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Threshold)	50%
50th percentile of peer group (Target)	100%
87.5th percentile of peer group (Maximum)	200%

At its January and February 2020 meetings, the Compensation Committee made the determination to increase the Maximum performance level from the 75th percentile to the 87.5th percentile to further motivate outperformance and the creation of shareholder value, with a corresponding increase to the Maximum payout from 150% to 175% of the target number of shares. The Maximum payout was further increased to 200% at the January and February 2021 meetings in recognition of the increase in TSR performance that the Company would have to achieve to qualify for the Maximum performance level.

If the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer group, would be 100% of target. TSR Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.

TSR Payout For 2019-2021 Cycle. The Company’s cumulative TSR was 68.43% for the three-year period ended December 31, 2021. The percentile rank against Valley’s peer group was 81.19% for that time period. Accordingly, the 2019 TSR Performance Awards vested at the 150% level.

NEO PERFORMANCE

Ira Robbins

The Compensation Committee assigned significant weight to the Company’s financial performance in assessing Mr. Robbins’ compensation awards. In particular, the Company met and exceeded its earning goals and dramatically improved its net interest margin. The Compensation Committee also noted excellent financial results achieved by the Company discussed briefly above on page 38 under “2021 Financial Performance.”

Mr. Robbins was viewed as having exceeded his individual goals and materially contributed to the Company’s substantial achievement of its strategic goals. In particular, the Compensation Committee considered Mr. Robbins’ leadership and his efforts to fundamentally transform the Company into a more competitive institution.

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The Compensation Committee credited Mr. Robbins for the successful development of the Company strategic plan and his diligence in ensuring that the plan is successfully deployed. The Compensation Committee noted the following key results in 2021 toward meeting the Company’s strategic goals:

•	Led the Company through three major strategic acquisitions;

•	Continued to invest in sources of non-interest income;

•	Improved the Company’s customer experience index;

•	Increased core deposits by capitalizing on PPP customers;

•	Elevated the Company’s human capital strategy including developing its leadership and diversity programs;

•	Reduced operating expenses through facilities management, technology enhancements and talent management;
•	Increased the Company’s residential mortgage cross-selling program;

•	Continued to invest in the Company’s technology infrastructure and set the stage for additional investment; and

•	Continued focus on ESG issues, which the Compensation Committee believes will serve the long-term interests of the Company’s shareholders.

The Committee believes that the Company substantially improved its financial performance in 2021 under Mr. Robbins’ leadership. The Company continued to grow earnings, increase tangible book value and maintain high credit quality while maintaining a competitive efficiency ratio and implementing many new strategic initiatives.

Michael D. Hagedorn

Mr. Hagedorn joined the Company as CFO in July 2019. Since joining the Company, Mr. Hagedorn improved the quality of the Company’s financial reporting and improved investor outreach and board insight regarding its institutional investors. Mr. Hagedorn was primarily responsible for the Company’s revenue diversification strategies and established our loan and deposit pricing guidelines. Mr. Hagedorn helped create positive operating leverage and efficiency through successfully implementing certain financial reporting systems and the reassessment of internal processes to determine efficiency throughout the Company’s financial reporting department.

Thomas A. Iadanza

The Compensation Committee believes that Mr. Iadanza played a key role in the achievement of the Company’s financial and strategic goals. His team exceeded or met most of its financial goals including loan and deposit growth goals, especially in the Philadelphia and Florida areas. Mr. Iadanza furthered the Company’s retail branch transformation and reduced our retail customer acquisition costs. Mr. Iadanza led the Company’s efforts to cross-sell its products and services and increase its business banking customer base.

Ronald H. Janis

As General Counsel, Mr. Janis is responsible for oversight of the Company’s compliance with federal and state laws and regulations. Mr. Janis and his legal team successfully controlled the Company’s legal budget through lower litigation and transactional expenses, including a focus on the use of technology to create greater efficiencies. Mr. Janis was the head of the Company’s ESG Council which spearheaded the Company’s ESG strategy, an area of increasing focus. Mr. Janis assisted the Board with corporate governance issues as well as with managing the relationship with the Company’s Fintech partners. Mr. Janis and his team also had legal responsibility for the Company’s three acquisitions in 2021.

Joseph V. Chillura

Mr. Chillura is primarily responsible for implementing the Company’s commercial banking strategy. Mr. Chillura was instrumental in increasing both our loans and deposits through his efforts to cross-sell the Company’s products and services and develop a brand strategy both internally and externally. Mr. Chillura also helped facilitate the development of customer service metrics within the organization.

KEY COMPENSATION DECISIONS AND ACTIONS

Summary

The Compensation Committee increased Mr. Robbins’ total direct compensation by $560,000 ($4,910,000 in 2021 vs. $4,350,000 in 2020), or approximately 13%, from last year. Mr. Robbins also earned $460,000, or approximately 10%, more than his target total direct compensation of $4,450,000. More specifically, the Compensation Committee made the following compensation determinations with respect to Mr. Robbins:

•	Increased his non-equity incentive award to $1,380,000 for 2021 from $1,150,000 in 2020 (or 120% of target in 2021); and

•	Increased his total equity award to $2,530,000 from $2,200,000 for 2020 (or 110% of target in 2021).

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The Compensation Committee believes that the compensation determination that it made reflects the Company’s financial performance in 2021. The increase in Mr. Robbins’ compensation was due to (i) the Company’s overall financial performance, (ii) the Company’s improvement in its three-year TSR in 2021, (iii) the positive strategic transformation the Company made in 2021 and continues to make, (iv) the Company’s response to ESG issues and continued development of a comprehensive ESG program, (v) the Company’s continued focus on customer satisfaction; (vi) Mr. Robbins’ leadership in guiding the Company through the COVID-19 pandemic and (vii) Mr. Robbins’ 2020 compensation was below the peer group median.

Mr. Hagedorn earned $1,747,884 in 2021 total direct compensation, consisting of $590,000 in base salary, a $359,384 non-equity incentive award, and a total equity award of $797,500. The total direct compensation paid for 2021 represents a 1.2% increase from 2020 and a 6.5% increase over 2021 target total direct compensation. Mr. Hagedorn joined the Company in 2019 and has implemented several new initiates and efficiencies as CFO.

Mr. Iadanza earned $1,910,200 in 2021 total direct compensation, consisting of $600,000 in base salary, a $430,200 non-equity incentive award, and a total equity award of $880,000. The total direct compensation paid for 2021 represents a 1.6% increase from 2019 and an 8.5% increase over 2021 target total direct compensation. In particular, Mr. Iadanza’s non-equity award was 120% of target and his equity award was 110% of target. Mr. Iadanza’s compensation reflects his excellent overall performance, in particular his key role in growing the Company’s loans and deposits.

Mr. Janis’ total direct compensation was $1,532,240, an increase of 3.1% from 2020 and 2.3% higher than his 2021 target direct compensation.

Mr. Chillura was an NEO for the first time this year. His total direct compensation was $1,384,679 which was approximately 3.3% higher than his 2020 compensation last year and 7.3% higher than his 2021 target total direct compensation.

Base Salaries

Consistent with prior years and reflecting the Compensation Committee’s philosophy of pay for performance, the Committee awarded base salary increases to only one of the Company’s five NEOs. Reflecting his contribution to the outstanding performance in 2021 and his elevation to President, Mr. Iadanza was awarded a base salary increase of $100,000, representing an increase of 16%, compared to 2021.

Non-Equity Incentive Awards

The non-equity incentive award for Mr. Robbins was $1,380,000. This compares to his $1,150,000 2020 award and his $1,150,000 target 2021 award. The Compensation Committee recognized Mr. Robbins’ extraordinary contribution to the Company’s success in 2021 by awarding him 120% of his 2021 non-equity award target.

Mr. Iadanza’s non-equity award was $430,200 or 120% of his 2021 target. Mr. Hagedorn’s non-equity award was 111% of 2021 target. Mr. Janis and Mr. Chillura were awarded non-equity awards at 112% and 116% of target respectively.

The following table shows the non-equity incentive awards for each NEO as well as the amount of the actual awards relative to target awards.

Non-Equity Incentive Awards

NEO	2021 Base Salary	2021 Target Non-Equity Award Amount	2021 Non-Equity Incentive Award Amount	2021 Target Non-Equity Award as % of Base Salary	2021 Non-Equity Incentive Award as % of Target
Ira Robbins	$1,000,000	$1,150,000	$1,380,000	115%	120%
Michael D. Hagedorn	590,000	324,500	359,384	55	111
Thomas A. Iadanza	600,000	360,000	430,200	60	120
Ronald H. Janis	515,000	283,250	317,240	55	112
Joseph V. Chillura	510,000	280,500	324,679	55	116

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Equity Incentive Awards

The table below shows the total equity awards for each NEO relative to target as well as the amount of the actual awards relative to target awards.

NEO	2021 Target Equity Incentive Award	Actual Equity Incentive Award for 2021	2021 Equity Incentive Award as a % of Target
Ira Robbins	$2,300,000	$2,530,000	110%
Michael D. Hagedorn	725,000	797,500	110
Thomas A. Iadanza	800,000	880,000	110
Ronald H. Janis	700,000	700,000	100
Joseph V. Chillura	500,000	550,000	110

The following table shows the time-based equity awards in both share amounts and dollar value.

NEO	Time Based Equity Awards	Value at Grant Date
Ira Robbins	45,018	$632,500
Michael D. Hagedorn	14,191	199,375
Thomas A. Iadanza	15,659	220,000
Ronald H. Janis	12,456	175,000
Joseph V. Chillura	9,787	137,500

The following table shows the performance-based equity awards issued to our NEOs and the grant date fair value of each award. Of these awards, 60% are subject to vesting based on the attainment of Growth in Tangible Book Value and the remaining 40% are based on relative TSR.

	Performance Based Equity Awards at Target			Performance Based Equity Awards at Maximum
Named Executive Officer	Based on TSR	Based on Growth in TBV	Total	Based on TSR	Based on Growth in TBV	Total
Ira Robbins	$759,000	$1,138,500	$1,897,500	$1,518,000	$2,277,000	$3,795,000
Michael D. Hagedorn	239,250	358,875	598,125	478,500	717,750	1,196,250
Thomas A. Iadanza	264,000	396,000	660,000	528,000	792,000	1,320,000
Ronald H. Janis	210,000	315,000	525,000	420,000	630,000	1,050,000
Joseph V. Chillura	165,000	247,500	412,500	330,000	495,000	825,000

OTHER COMPENSATION

As of January 1, 2017, we established a deferred compensation plan for our NEOs and other selected executives. The deferral plan is intended to provide a retirement savings program for earnings above the limits of the qualified 401(k) Plan. The deferral plan has a similar employer match to the 401(k) Plan. Under the deferral plan, if for the calendar year the executive contributes the maximum to the 401(k) Plan, he or she may elect to defer up to 5% of his or her salary and bonus above the 401(k) limits and the Company will match the executive’s deferral amount up to the 5% limit. The deferral plan is described in more detail in “2018 Nonqualified Deferred Compensation—Deferral Compensation Plan”.

We also provide perquisites to senior officers. We offer them either a taxable monthly automobile allowance or the use of a company-owned automobile. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service. Commencing in 2017, the Compensation Committee determined that new executives will receive a taxable car stipend, not use of a company owned car, and this may be applied to existing executives as their cars come up for replacement.

We also support and encourage our customer facing executives to hold a membership in a local country club for which we pay admission costs, dues and other business-related expenses. We find that the club membership is an effective means of obtaining business as it allows executives to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the

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country club facilities be paid by the NEO. The club membership dues are included as perquisites in our Summary Compensation Table in accordance with SEC guidance.

We also provide severance agreements and change in control agreements to our NEOs. The severance agreements provide benefits to our NEOs in the form of lump sum cash payments if they are terminated by Valley without cause. The terms of these agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.” The change in control agreements provide for “double trigger” cash payments in the event of a change of control of Valley. These benefits provide the NEOs with income protection in the event employment is terminated without cause following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change in control transactions.

Effective for 2019 and thereafter, the Compensation Committee, based upon a recommendation from FW Cook, adopted a new program for our executive officers, including our NEOs, regarding change in control benefits. Under this new program, change in control benefits are as follows:

•	For the CEO, three times the sum of salary plus highest cash bonus in the last three years; and
•	For the other NEOs, two times (reduced from three times) the sum of salary plus highest cash bonus in the last three years.

In 2019, Messrs. Iadanza and Janis entered into new agreements to reduce their change in control benefits under the new program. Due to the nature of their existing agreements, the new agreements do not go into effect until January 1, 2023. Mr. Chillura entered into a Change in Control Agreement in February 2021. Mr. Hagedorn entered into an agreement upon his appointment to Senior Executive Vice President and CFO.

Also, in connection with the new program, commencing in 2019 all equity awards provide for accelerated vesting only upon a “double trigger”; i.e., a change in control followed by a qualifying termination of employment.

A more detailed explanation of these and other matters are set forth in this Proxy Statement under “Other Potential Post-Employment Payments” on page 55.

OUR PEER GROUP

In setting compensation for our executives, we compared total compensation, each compensation element, and Valley’s financial performance to a peer group. For purposes of determining 2021 compensation, our peer group consisted of 20 bank holding companies, each with assets within a reasonable range above and below Valley’s asset size. The Compensation Committee believes that this peer group is an appropriate group for comparison because they are, on average, similar in size and complexity to Valley.

Appendix A, on page A-1 lists all financial institutions in the peer group. The peer group consists of companies with assets between $29.7 billion and $118.4 billion and market capitalization between $3.0 billion and $19.4 billion as of December 31, 2021.

The Compensation Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Compensation Committee refers to this peer group information when setting our CEO compensation and that of our other NEOs and generally targets CEO and NEO total compensation at levels that are at the median of our peer group.

INCOME TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company’s current or former chief executive officer, chief financial officer or other named executive officers.

The Compensation Committee has and expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m).

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Item 2: Advisory Vote On Our Named Executive Officer Compensation

Compensation Committee Report and Certification

The Compensation and Human Capital Management Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Suresh L. Sani, Committee Chairman

Andrew B. Abramson

Eric P. Edelstein

Marc J. Lenner

Jennifer W. Steans

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans as of December 31, 2021.

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights*	Weighted average exercise price on outstanding options and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding options reflected in the first column)
Equity compensation plans approved by security holders	5,677,471	$7.28	7,418,845
Equity compensation plans not approved by security holders	—	—	—
Total	5,677,471	$7.28	7,418,845

*	Amount includes 217,555 options outstanding with a weighted average exercise price of $7.28 and 3,029,100 restricted stock units measured at maximum vesting at December 31, 2021.

Summary Compensation Table

The following table summarizes all compensation in 2021, 2020 and 2019 earned by our Chief Executive Officer, Chief Financial Officer, and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Ira Robbins	2021	1,000,000	2,633,731	1,380,000	—	$336,099	$5,349,830
CEO	2020	1,000,000	2,285,938	1,150,000	165,153	277,957	4,879,048
	2019	900,000	1,669,676	1,000,000	175,882	221,493	3,967,051

Michael D. Hagedorn	2021	590,000	830,207	359,384	—	75,525	1,855,116

Senior EVP and CFO	2020	590,000	828,657	340,000	—	55,167	1,813,824
	2019	590,000	733,648	125,000	—	131,401	1,580,049

Thomas A. Iadanza	2021	600,000	916,089	430,200	—	174,266	2,120,555
President and Chief Banking Officer	2020	600,000	914,375	400,000	—	132,079	2,046,454
	2019	600,000	930,965	330,000	—	107,958	1,968,923

Ronald H. Janis	2021	515,000	728,705	317,240	—	144,800	1,705,745
Senior EVP and General Counsel	2020	515,000	727,340	270,000	—	83,564	1,595,904
	2019	515,000	708,340	231,750	—	66,104	1,521,194

Joseph V. Chillura	2021	510,000	572,557	324,679	—	69,454	1,476,690
Senior EVP, Commercial Banking	2020	510,000	571,488	280,500	—	78,852	1,440,840
	2019	510,000	404,763	225,000	—	80,685	1,220,448

(1)

Stock awards reported in 2021 reflect the grant date fair value of the restricted stock unit and performance based restricted stock unit awards under Accounting Standards Codification (ASC) Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee based

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Item 2: Advisory Vote On Our Named Executive Officer Compensation

on 2021 results. The grant date fair value of time based restricted stock unit awards reported in this column for each of our NEOs was as follows: Mr. Robbins, $632,500; Mr. Hagedorn, $199,375; Mr. Iadanza, $220,000; Mr. Janis, $175,000 and Mr. Chillura, $137,500. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year. The grant date fair value of performance based restricted stock units reported in this column for each of our NEOs is the target value. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the three-year performance period. The value on grant date of the performance based restricted stock unit awards based upon performance goal achievement at target and maximum would be as follows:

Name	Target Value at Grant Date FV	Maximum Value at Grant Date

Ira Robbins	$2,001,231	$4,002,462

Michael D. Hagedorn	630,832	1,261,665

Thomas A. Iadanza	696,089	1,392,179

Ronald H. Janis	553,705	1,107,409

Joseph V. Chillura	435,057	870,113

(2)	For 2021, represents the non-equity incentive award paid in cash in 2022 based on 2021 performance.

(3)

Represents the change in the present value of pension benefits from year to year, taking into account the age of each NEO, a present value factor, and interest discount factor based on their remaining time until retirement. The annual change in present value of Mr. Robbins’ accumulated benefits as of December 31, 2021 was a net decrease of $41,655 from the present value reported as of December 31, 2020, respectively; therefore the amount reported for 2021 is zero. The decrease in the present value of the accumulated benefits as of December 31, 2021 is attributable to the increase in the discount rate from 2.52% to 2.85%.

(4)

All other compensation includes perquisites and other personal benefits paid in 2021 including automobile, actual dividends paid on vested restricted stock and restricted stock units, 401(k) contribution payments, deferred compensation contribution payments by Valley (including interest earned) and group term life insurance and club dues (see table below).

Name	Auto(1)	Actual Dividends Paid In 2021(2)	401(k)(3)	DCP(4)	GTL(5)	Club Dues	Other	Total

Ira Robbins	$12,897	$151,232	$14,500	$107,308	$1,710	$42,532	$5,920	$336,099

Michael D. Hagedorn	14,400	10,342	12,367	34,380	2,786	—	1,250	75,525

Thomas A. Iadanza	16,279	81,596	14,500	41,880	7,524	8,257	4,230	174,266

Ronald H. Janis	14,252	72,052	14,500	29,471	5,129	—	9,396	144,800

Joseph V. Chillura	14,400	3,816	14,500	28,045	2,374	6,319	—	69,454

(1)	Auto represents the cost to the Company of the portion of personal use of a company-owned vehicle by the NEO and parking (if applicable), during 2021.

(2)	Dividends paid on time and performance based restricted stock units vesting in 2021.

(3)

After one year of employment, the Company provides to all full time employees in the plan, including our NEOs, up to 100% of the first 4% of pay contributed and 50% of the next 2% of pay contributed. An employee must save at least 6% to get the full match (5%) under the 401(k) Plan.

(4)

Effective January 1, 2017, Valley established the Valley National Bancorp Deferred Compensation Plan for the benefit of certain eligible employees, see “Deferred Compensation Plan” under the “2018 Nonqualified Deferred Compensation” below. If the NEO utilizes the 401(k) to the maximum, for amounts over the maximum compensation amount allowed under the 401(k), the NEO may elect to defer 5% of the excess and the Company will match that deferral compensation.

(5)	GTL or Group Term Life Insurance represents the taxable amount for over $50,000 of life insurance for benefits equal to two times salary. This benefit is provided to all full time employees.

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Item 2: Advisory Vote On Our Named Executive Officer Compensation

Grants of Plan-Based Awards

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock (#)(1)	Grant Date Fair Value of Stock Awards(2)
	Grant Date	Target	Maximum	Threshold	Target	Maximum
Ira Robbins	2/15/2022	$1,150,000	$2,300,000	67,527	135,054	270,108		$2,001,231
	2/15/2022						45,018	632,500
Michael D. Hagedorn	2/15/2022	324,500	649,000	21,286	42,572	85,144		630,832
	2/15/2022						14,191	199,375
Thomas A. Iadanza	2/15/2022	360,000	720,000	23,488	46,976	93,952		696,089
	2/15/2022						15,659	220,000
Ronald H. Janis	2/15/2022	283,250	566,500	18,684	37,367	74,734		553,705
	2/15/2022						12,456	175,000
Joseph V. Chillura	2/15/2022	280,500	561,000	14,680	29,360	58,720		435,057
	2/15/2022						9,787	137,500

(1)

The Compensation Committee set target awards for 2021 as follows: Mr. Robbins as CEO 100% of salary; Messrs. Hagedorn, Janis, Chillura 55% of salary; and Mr. Iadanza 60% of salary. Awards were paid based upon achievement of a scorecard of goals. See “Compensation Discussion and Analysis.” The Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2021. The Compensation Committee also granted each NEO an award of time-based restricted stock units under the 2021 Stock Plan (reported above under “All Other Stock Awards: Number of Shares of Stock”). The Compensation Committee also made grants to the NEOs under the 2021 Stock Plan in the form of performance based restricted stock units (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”). The threshold amounts reported above for the performance based restricted stock unit awards represent the number of shares that would be earned based on achievement of threshold amounts under both the growth in tangible book value and relative TSR performance metrics measured over the cumulative three-year performance period. See our Compensation Discussion and Analysis for information regarding these time-based restricted stock units and performance based restricted stock unit awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.

Restrictions on performance-based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the completion of the three-year performance period. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year.

Dividends are credited on restricted stock and restricted stock units at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based and performance-based restrictions as the underlying restricted stock and units. Upon a “change in control,” as defined in the 2021 Incentive Plan, following termination of employment all restrictions on shares of time-based restricted stock will lapse and restrictions on shares of performance based restricted stock units will lapse at target, unless otherwise provided in the grant agreement.

The per share grant date fair values under ASC Topic 718 of each share of time based restricted stock unit and performance based restricted stock units (with no market condition vesting requirement) was $14.05 per share awarded on February 15, 2022. Performance based restricted stock units with market condition vesting requirements (i.e., TSR) awarded on February 15, 2022 had a $15.97 per share grant date fair value.

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Outstanding Equity Awards at Fiscal Year-End

The following table represents restricted stock and restricted stock unit awards outstanding for each NEO as of December 31, 2021 (including February 15, 2022 awards which were based on 2021 performance).

		Stock Awards(1)

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested(2)

Ira Robbins	2/15/2022	45,018	$618,998	270,108	$3,713,985
	2/16/2021	46,809	643,624	280,852	3,861,715
	2/11/2020	25,416	349,470	200,151	2,752,076
	2/12/2019	11,985	164,794	177,973	2,447,129

Total awards		129,228	$1,776,886	929,084	$12,774,905

Michael D. Hagedorn	2/15/2022	14,191	$195,126	85,144	$1,170,730
	2/16/2021	16,968	233,310	101,808	1,399,860
	2/11/2020	11,168	153,560	87,945	1,209,244
	8/1/2019	8,961	123,214

Total awards		51,288	$705,210	274,897	$3,779,834

Thomas A. Iadanza	2/15/2022	15,659	$215,311	93,952	$1,291,840
	2/16/2021	18,723	257,441	112,340	1,544,675
	2/11/2020	14,172	194,865	111,599	1,534,486
	2/12/2019	6,392	87,890	94,918	1,305,123

Total awards		54,946	$735,507	412,809	$5,676,124

Ronald H. Janis	2/15/2022	12,456	$171,270	74,734	$1,027,593
	2/16/2021	14,894	204,793	89,362	1,228,728
	2/11/2020	10,783	148,266	84,912	1,167,540
	2/12/2019	5,593	76,904	83,055	1,142,007

Total awards		43,726	$601,233	332,063	$4,565,866

Joseph V. Chillura	2/15/2022	9,787	$134,571	58,720	$807,400
	2/16/2021	11,702	160,903	70,212	965,415
	2/11/2020	6,162	84,728	48,521	667,164
	2/12/2019	2,797	38,459	41,528	571,010

Total awards		30,448	$418,661	218,981	$3,010,989

(1)

Restrictions on time based restricted stock and restricted stock unit awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first year after of the date of grant.

Restrictions on performance based restricted stock unit awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested”) lapse based on achievement of the performance goals set forth in the award agreement. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based or performance based restrictions as the underlying restricted stock unit.

The award amount in the “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested” column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics, for the 2/12/2019 award, 2/11/2020 award, 2/16/2021 award and 2/15/2022 award.

(2)	At per share closing market price of $13.75 as of December 31, 2021.

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Item 2: Advisory Vote On Our Named Executive Officer Compensation

2021 Stock Vested

The following table shows the restricted stock and restricted stock units held by our NEOs that vested in 2021, as well as performance-based awards which vested in early 2022 based on the three-year performance period ended December 31, 2021, and the value realized upon vesting. None of our NEOs exercised any options in 2021.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(*)

Ira Robbins	213,671	$2,891,693

Michael D. Hagedorn	14,544	172,510

Thomas A. Iadanza	114,362	1,546,359

Ronald H. Janis	99,343	1,345,681

Joseph V. Chillura	47,404	649,692

*

The value realized on vesting of restricted stock/units represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of restricted stock/units that vested by the fair market value of the underlying shares on the vesting date. Included above is the vesting of the final portion of the performance-based awards granted on 2/12/2019 for Mr. Robbins (177,973 shares), Mr. Iadanza (94,918 shares), Mr. Janis (83,055 shares) and Mr. Chillura (41,528 shares). These shares vested based on achievement of the performance goals set forth in the award agreement based on the applicable growth in tangible book value conditions and tangible book value performance measured over the three-year performance period ending December 31, 2021. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based or performance based restrictions as the underlying restricted stock/units.

2021 Pension Benefits

Pension Plan Valley maintains a non-contributory, defined benefit pension plan (the “Pension Plan”) which was frozen effective January 1, 2014. The annual retirement benefit under the Pension Plan generally was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base up to the annual compensation limit under the law, (iii) multiplied by the years of credited service (up to a maximum of 35 years). An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary. Employees hired on or after July 1, 2011, including Mr. Iadanza, Mr. Janis, Mr. Chillura and Mr. Hagedorn, are not eligible to participate in the Pension Plan. As a result of amendments to the Pension Plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their compensation and service up to December 31, 2013.

Benefit Equalization Plan Valley maintains a Benefit Equalization Plan (“BEP”) which provides retirement benefits in excess of the amounts payable from the Pension Plan for certain highly compensated executive officers, which was frozen effective January 1, 2014. Benefits are generally determined as follows: (i) the benefit calculated under Valley pension plan formula without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. Mr. Robbins is a participant in the BEP. Executives hired on or after July 1, 2011 including Mr. Iadanza, Mr. Janis, Mr. Chillura and Mr. Hagedorn, are not participants in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on their compensation for service and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted up to three additional years of service if employment is terminated in the event of a change in control. The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits as of December 31, 2021.

Name	Plan Name	# of Years Credited Service	Present Value of Accumulated Benefits ($)

Ira Robbins	Pension Plan	16	$600,480

	BEP	16	248,082

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2022 based upon the accrued benefits under each plan as of December 31, 2021 and valued in accordance with the following principal actuarial assumptions: (i) post-retirement mortality in accordance with the Pri-2012 White Collar Tables, rolled back to 2006, projected generationally with Scale MP-2021, (ii) interest at an annual effective rate of 2.85% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2022) at which unreduced benefits would be payable assuming continuation of employment and (iv) for the BEP payment is based on an election by the participant and for the Pension Plan it is assumed that 60% of male participants will elect a joint and two-thirds survivor annuity and 40% will elect a straight life annuity.

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Early Retirement Benefits An NEO’s accrued benefits under the Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of vested service at the benefit commencement date equals or exceeds 80.

Late Retirement Benefits Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond April 1st of the year in which the executive reaches age 70 1⁄2.

2021 Nonqualified Deferred Compensation

Deferred Compensation Plan Valley established the Valley National Bancorp Deferred Compensation Plan (the “Plan”) for the benefit of certain eligible employees in 2017. The Plan is maintained for the purpose of providing deferred compensation for selected employees participating in the 401(k) Plan whose contributions are limited as a result of the limitations on the amount of compensation which can be taken into account under the 401(k) Plan. Each of our NEOs participates in the Plan. Under the 401(k) Plan, Valley matches the first four percent (4%) of salary contributed by an employee each pay period, and 50% of the next 2% of salary contributed, for a maximum matching contribution of five percent (5%), with an annual limit of $19,500 in 2021.

Participant Deferral Contributions. Each participant in the Plan is permitted to defer, for that calendar year, up to five percent (5%) of the portion of the participant’s salary and cash bonus above the limit in effect for that calendar year under the Company’s 401(k) Plan. The Compensation Committee has the authority to change the deferral percentage, but any such change only applies to calendar years beginning after such action is taken by the Compensation Committee. No deferrals may be taken until a participant’s salary and bonus for such calendar year is in excess of the limit in effect under the Company’s 401(k) Plan.

Company Matching Contributions. Each calendar year, it is expected the Company will match 100% of a participant’s deferral contributions under the Plan that do not exceed five percent (5%) of the participant’s salary and bonus. A Participant vests in the company matching contribution after two years of participation in the Plan.

Earnings on Deferrals. Participants’ deferral contributions and company matching contributions will be adjusted at the end of each calendar year by an earning factor, which for 2021 was an amount equal to the one-month Secured Overnight Financing Rate (SOFR) average for the applicable calendar year plus 200 basis points, multiplied by the balance in the participant’s notional account at the end of the calendar year. The Compensation Committee sets the earnings factor each year.

Amount, Form and Time of Payment. The amount payable to the participant will equal the amount credited to the participant’s account as of his or her separation from service with Valley, net of all applicable employment and income tax withholdings. The benefit will be paid to the participant in a single lump sum six months following the earlier to occur of the participant’s separation from service with Valley or the date of a change in control, and will represent a complete discharge of any obligation under the Plan.

The following table shows each NEO’s deferred compensation plan activity during 2021 and in the aggregate:

Name	NEO Contribution in 2021	Valley’s Contribution in 2021*	Aggregate Earnings in 2021	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2021

Ira Robbins	$93,000	93,000	14,308	$—	$678,069

Michael D. Hagedorn	32,000	32,000	2,380	—	112,788

Thomas A. Iadanza	35,500	35,500	6,380	—	302,345

Ronald H. Janis	24,750	24,750	4,721	—	223,725

Joseph V. Chillura	25,025	25,025	3,020	—	143,129

*	Included in the Summary Compensation Table above, under “All Other Compensation” for 2021.

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Item 2: Advisory Vote On Our Named Executive Officer Compensation

Other Potential Post-Employment Payments

Valley and the Bank are parties to severance and change in control arrangements with Messrs. Robbins, Hagedorn, Iadanza, Janis and Chillura. The following discussion describes the agreements currently in place with each of our named executive officers.

Based upon a recommendation from FW Cook concerning current practices, the Compensation Committee endorsed a new program to bring consistency to change in control agreements for executives of the Company. The impact of the new program was to reduce potential benefits for many of the Company’s executives.

Under the program, change in control severance benefits for executives are as follows:

•	Chief Executive Officer (CEO): Three times (3x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Senior Executive Vice Presidents (SEVP): Two times (2x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Executive Vice Presidents (EVP): Two times (2x) salary, plus a pro-rata cash bonus for year of termination.
•	Under all agreements the executive also receives a lump sum payment equal to the salary multiplier (3x or 2x) multiplied by his or her COBRA premium minus his or her required employee contribution.

Previously, severance benefits under change in control agreements were inconsistent based upon title and included a life insurance benefit that has been eliminated.

Under the program, in 2019 Mr. Robbins, Mr. Iadanza and Mr. Janis entered into agreements to reduce their benefits by replacing existing change in control agreements with new agreements effective January 1, 2023. The delayed effective date for the reduced benefits was caused by the rolling three-year term in the existing agreements.

Mr. Chillura entered into a change in control agreement with benefits under the new plan for SEVPs, on February 16, 2021. Mr. Hagedorn was provided with a change in control agreement in 2019 upon his appointment as CFO with the terms for a SEVP. The change in control agreements contain the same terms as the Company’s prior change in control agreements with the exception of the new program terms described above.

As an additional part of the program, equity awards granted in 2019 and thereafter require a double trigger to vest upon a change in control. Under the new program, the award agreements provide there will not be an acceleration of vesting upon a change in control; equity awards will accelerate only if within two years after a change in control, the employee dies or there is a qualifying termination. A qualifying termination is (i) a termination without cause or, (ii) or a resignation for good reason under a change in control agreement or the change in control severance plan.

Furthermore, vesting of equity on a qualified retirement was reduced. Starting with awards granted in 2019, upon a qualified retirement, equity awards outstanding less than one year will vest pro rata based upon the number of full months that the award was outstanding divided by twelve. Awards outstanding more than one year will vest in full on retirement. Prior to 2019, awards vested in full on a qualified retirement.

The description of benefits below describes the agreements that were in effect at December 31, 2021, as do the amounts set forth in the tables below.

Severance Agreement Provisions

The severance agreements of Messrs. Robbins, Iadanza, and Janis, provide, in the event of termination of employment without cause, a lump sum payment equal to twenty-four months of base salary as in effect on the date of termination, plus the sum of one times his most recent annual cash bonus and a fraction of his most recent annual cash bonus calculated in the same manner referenced above. No severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below). Under Mr. Janis’ severance agreement, his equity awards would also vest as if he retired.

For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, or a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness.

Under the severance agreements with Messrs. Robbins, Iadanza and Janis, we provide these officers with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution

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Item 2: Advisory Vote On Our Named Executive Officer Compensation

normally made for the health-related benefits the officer was receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Under the severance agreements with these officers, we also provide a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Under these agreements, each officer is required to keep confidential all confidential information that he obtained in the course of his employment with us and is also restricted from competing with us in certain states during the term of his employment with us and for a period after termination of his employment.

Change in Control (“CIC”) Agreement Provisions

Each NEO is a party to a CIC Agreement. For Mr. Chillura and Mr. Hagedorn, the economic terms of those agreements are described above. With respect to Messrs. Robbins, Iadanza and Janis if the officer is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the CIC. The NEOs would also receive payments for medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.” Certain of the CIC Agreements also provide for a lump sum cash payment upon termination due to death or disability during the contract period. Payments under the CIC Agreements are triggered by the specified termination events following a “change in control.” The events defined in the agreements as a change in control are:

•	Outsider stock accumulation. If we learn that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•	Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•	Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

•	Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•	Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in Board membership occurring within any period of two consecutive years that result in 40% or more of our Board members not being “continuing directors.” A “continuing director” is a Board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

“Cause” for termination of an NEO’s employment under the CIC Agreements means his willful and continued failure to perform employment duties, willful misconduct in office causing material injury to the Company, a criminal conviction, drug or alcohol abuse or excessive absence.

“Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•	We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;
•	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location, or in the case of Mr. Janis, outside of 10 miles of his New York office;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the contract period, without complying with all the provisions in the NEO’s CIC Agreement.

56	Valley National Bancorp | 2022 Proxy Statement

Item 2: Advisory Vote On Our Named Executive Officer Compensation

Parachute Payment Reimbursement

Valley has adopted a policy prohibiting tax “gross-up” payments. None of our executive officers are entitled to receive tax gross-up payments under their agreements. Mr. Robbins, Mr. Hagedorn, Mr. Iadanza, and Mr. Chillura have a net best provision in their change in control agreements whereby they would be entitled to the greater after-tax benefit of either: (i) their full change in control payments and benefits less any 280G excise tax, the payment of which would be their responsibility, or (ii) their change in control payments and benefits cut back to the amount that would not result in 280G excise tax. Mr. Janis has a cut back provision which would bring his total 280G parachute payments to the Section 280G limit.

Pension Plan Payments

The present value of the benefits to be paid to Mr. Robbins following termination of employment over his estimated lifetime is set forth in the Severance Benefits Table below. Mr. Robbins receives three years additional service under the BEP upon termination without cause or resignation for good reason occurring during their change in control contract period. Present values of the BEP and Pension Plan were determined as of January 1, 2021 based on RP-2014 White Collar Tables projected generationally with Scale MP-2015, and interest at an annual effective rate of 4.30% compounded annually for the pension plan and the BEP.

Equity Award Acceleration

In the event of a termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the event of a change in control if the NEO within two years thereafter resigns for good reason or is terminated without cause, the equity awards will vest (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the case of retirement (as defined), all restrictions will lapse on outstanding time-based restricted stock and stock unit awards, and performance based restricted stock unit awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. However, with respect to awards granted in 2019 and thereafter, in the event of retirement awards outstanding for less than one year will only vest pro rata based on the number of months the award was outstanding divided by 12. For awards made under the 2021 Incentive Compensation Plan a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon termination of employment for any other reason (other than termination due to disability which may be treated differently), NEOs will forfeit all shares whose restrictions have not lapsed unless otherwise provided.

Valley National Bancorp | 2022 Proxy Statement	57

Item 2: Advisory Vote On Our Named Executive Officer Compensation

Severance Benefits Table

The table set forth below illustrates the severance amounts and benefits that would be paid to each of the current NEOs, if he had terminated employment with the Bank on December 31, 2021, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) dismissal for cause, (iii) retirement or resignation; and (iv) dismissal without cause or resignation for good reason following a change in control of Valley on December 31, 2021. Upon dismissal for cause, the NEOs would receive only their salary through the date of termination and their vested BEP and pension benefits. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Robbins
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$2,000,000	$ 3,000,000

Severance - Non-Equity Incentive	$0	$0	$0	$1,150,000	$ 3,450,000

Restricted Stock Unit Awards	$2,794,605	$0	$0	$0	$ 2,794,605

Performance Restricted Stock Unit Awards(1)	$3,503,473	$0	$0	$0	$ 3,503,473

Deferred Compensation	$678,069	$678,069	$678,069	$678,069	$ 678,069

Welfare Benefits Lump Sum Payment	$77,421	$0	$0	$77,421	$ 79,303

Automobile & Club Dues(2)	$0	$0	$0	$0	$ 164,966

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$7,053,568	$678,069	$678,069	$3,905,490	$13,670,416

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	$0	$0	$0	$0	$ 184,801

Pension	$420,070	$420,070	$420,070	$420,070	$ 420,070

Total :	$7,473,638	$1,098,139	$1,098,139	$4,325,560	$14,275,287

Hagedorn
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$90,769	$ 590,000

Severance - Non-Equity Incentive	$0	$0	$0	$0	$ 680,000

Restricted Stock Unit Awards	$1,007,050	$0	$0	$0	$1,007,050

Performance Restricted Stock Unit Awards(1)	$1,390,923	$0	$0	$0	$1,390,923

Deferred Compensation	$112,788	$112,788	$112,788	$112,788	$ 112,788

Welfare Benefits Lump Sum Payment	$0	$0	$0	$2,613	$ 33,507

Automobile & Club Dues(2)	$0	$0	$0	$0	$ 42,857

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$2,510,761	$112,788	$112,788	$206,170	$3,857,125

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$2,510,761	$112,788	$112,788	$206,170	$3,857,125

58	Valley National Bancorp | 2022 Proxy Statement

Item 2: Advisory Vote On Our Named Executive Officer Compensation

Iadanza
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$1,200,000	$1,800,000

Severance - Non-Equity Incentive	$0	$0	$0	$400,000	$1,200,000

Restricted Stock Unit Awards	$1,249,944	$0	$897,143	$0	$1,249,944

Performance Restricted Stock Unit Awards(1)	$1,649,189	$0	$0	$0	$1,649,189

Deferred Compensation	$302,345	$302,345	$302,345	$302,345	$ 302,345

Welfare Benefits Lump Sum Payment	$58,759	$0	$0	$58,759	$ 59,110

Automobile & Club Dues(2)	$0	$0	$0	$0	$ 73,023

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$3,260,237	$302,345	$1,199,488	$1,961,104	$6,333,611

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$3,260,237	$302,345	$1,199,488	$1,961,104	$6,333,611

Janis
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$1,030,000	$ 92,348

Severance - Non-Equity Incentive	$0	$0	$0	$270,000	$ 810,000

Restricted Stock Unit Awards	$987,814	$0	$707,164	$0	$ 987,814

Performance Restricted Stock Unit Awards(1)	$1,281,528	$0	$0	$0	$1,281,528

Deferred Compensation	$223,725	$223,725	$223,725	$223,725	$ 223,725

Welfare Benefits Lump Sum Payment	$50,804	$0	$0	$50,804	$ 52,759

Automobile & Club Dues(2)	$0	$0	$0	$0	$ 42,416

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$2,543,871	$223,725	$930,889	$1,574,529	$3,490,590

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$2,543,871	$223,725	$930,889	$1,574,529	$3,490,590

Valley National Bancorp | 2022 Proxy Statement	59

Item 2: Advisory Vote On Our Named Executive Officer Compensation

Chillura
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$431,538	$ 510,000

Severance - Non-Equity Incentive	$0	$0	$0	$0	$ 280,500

Restricted Stock Unit Awards	$690,621	$0	$0	$0	$ 690,621

Performance Restricted Stock Unit Awards(1)	$863,954	$0	$0	$0	$ 863,954

Deferred Compensation	$143,129	$143,129	$143,129	$143,129	$ 143,129

Welfare Benefits Lump Sum Payment	$0	$0	$0	$5,922	$ 37,687

Automobile & Club Dues(2)	$0	$0	$0	$0	$ 61,663

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$1,697,704	$143,129	$143,129	$580,589	$2,587,554

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$1,697,704	$143,129	$143,129	$580,589	$2,587,554

1

Upon death, dismissal without cause upon a change-in-control, or resignation for good reason upon a change-in-control, unearned performance restricted stock awards immediately vest at the target amount.

2

Automobile and club dues includes the present value of the continuation of the personal use of a company-owned vehicle by the NEO and driving services and parking (if applicable), and membership in a country club through the contract period following the change-in-control.

3

Mr. Janis’s payments will be “cut back” in the event that his parachute payments exceed his 280G limit. In the table above, the “Severance - Salary Component” has been reduced by $1,452,652 to reduce Mr. Janis’s parachute payments to his 280G limit.

60	Valley N0ational Bancorp | 2022 Proxy Statement

Item 2: Advisory Vote On Our Named Executive Officer Compensation

CEO Pay Ratio

Under SEC rules, we are required to disclose the pay ratio of our CEO to our median employee. The pay ratio disclosure below is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

Under SEC rules we may continue to use the same median employee for three years if we reasonably believe no change occurred that would significantly impact the pay ratio. We reviewed the information we collected for the calculation of the 2020 pay ratio as well as information about our 2021 compensation. From that review, we determined that the median employee continued to be employed by us. After reviewing our 2021 workforce, we determined that there were no changes in the employee base or compensation arrangements that would significantly change the pay ratio. Thus, for determining the 2021 pay ratio we used the same median employee.

We identified the median employee by examining the 2020 total W-2 compensation, including 401(k) deferrals, for all individuals, excluding our CEO, who were employed by us on October 23, 2021. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis as of that payroll date. We did not make any assumptions, adjustments or estimates with respect to such total W-2 reported compensation. We did not annualize the compensation for any full or part time employees that were not employed by us for all of 2021. We believe the use of total W-2 compensation, including 401(k) deferrals, for all employees is a consistently applied compensation measure that reasonable reflects the annual compensation of employees.

We calculated the annual total compensation for the median employee using the same methodology we used for the CEO, as set forth in the Summary Compensation Table.

The annual total compensation in 2021 for our median employee using this methodology was $66,703.

The annual total compensation in 2021 for our CEO using this methodology is shown in the Summary Compensation Table and was $5,349,830.

The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee in 2021 was 80 to 1.

Valley National Bancorp | 2022 Proxy Statement	61

Ratification of the Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment of the independent registered public accounting firm retained to audit the Company’s financial statements as well as monitoring the performance, qualifications and independence of that firm. The Audit Committee has appointed KPMG LLP (KPMG) as the independent registered public accounting firm for the Company in 2022. KPMG has served as the Company’s independent registered public accounting firm continuously since 2008.

Before reappointing KPMG for 2022, the Audit Committee considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the company and its operations, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. In addition, the Audit Committee interviews and approves the selection of KPMG’s new lead engagement partner with each rotation.

The fees billed for services rendered to us by KPMG for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Audit fees	$2,495,000	$2,340,000
Audit-related fees(1)	582,625	335,000
Total	$3,077,625	$2,675,000

(1)	Fees paid for benefit plan audits, business combination, and a review of Form S-4 and Form S-8 registration statements and related expert consents.

The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to Valley. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants, and management may also present additional services for pre-approval.

All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre- approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2021. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee requests that shareholders ratify the appointment of KPMG LLP.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

62	Valley National Bancorp | 2022 Proxy Statement

Item 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

February 28, 2022

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2021. With respect to fiscal year 2021, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board;
•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2021 by KPMG.

Based on the foregoing review and discussions, the Audit Committee approved the audited financial statements included in our Annual Report on Form 10-K for fiscal year 2021.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2021 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2021 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment.

During the course of 2021, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2021 Annual Report on Form 10-K.

Eric P. Edelstein, Chairman

Peter J. Baum

Peter V. Maio

Jennifer W. Steans

Dr. Sidney S. Williams, Jr.

Valley National Bancorp | 2022 Proxy Statement	63

Shareholder Proposal

Mr. Kenneth Steiner has advised the Company that he intends to propose a resolution at the 2022 Annual Meeting. Mr. Steiner has appointed John Chevedden, and/or his designee to act on his behalf in matters relating to the proposed resolution. In accordance with SEC rules, the text of the resolution and supporting statement appear below, printed verbatim from the submission.

For the reasons set forth in the Statement in Opposition immediately following this shareholder proposal, our Board of Directors recommends that you vote AGAINST this proposal.

Proposal 4 — Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

It is important to adopt this proposal because all Valley National Bancorp shares not held for one continuous year are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this ill-conceived VLY rule management discriminates against shareholders who bought VLY stock during the past 12 months.

Under the current rule potential shareholders with new ideas for management are thus discouraged from buying our stock because they will not be full-fledged shareholders until a year later.

It currently takes 25% of shares that are owned for more than one continuous year to call a special shareholder meeting. The owners of 25% of shares held for more than a continuous year could determine that they own 40% of our stock when length of stock ownership is factored out.

Thus for practical purposes we may be left with a 40% stock ownership threshold to call a special shareholder meeting. A 39% or higher stock ownership to call a special shareholder meeting is almost non-existent at major companies.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund at the 2021 Exxon annual meeting.

A reasonable shareholder right to call for a special shareholder meeting makes management engagement with shareholders more meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about insincerity.

Our bylaws give no assurance that any management engagement with shareholders will continue. A more reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B as an alternative.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 4

64	Valley National Bancorp | 2022 Proxy Statement

Item 4. Shareholder Proposal

Board of Directors Statement in Opposition to Shareholder Proposal 4 to make shareholder right to call special meeting more accessible.

The Board recommends you vote AGAINST this proposal for the following reasons:

The proponent presented essentially the same proposal—requesting that the threshold for calling special shareholder meetings be set at 10%—at our annual meeting of shareholders held on May 1, 2020. At that meeting, 199,560,025 shares were voted against the proposal, representing over 70% of the shares voted on the proposal.

The Board believes it is important that shareholders have a meaningful right to call a special shareholder meeting. For this reason, in 2018, the Board engaged its larger institutional shareholders to discuss an appropriate ownership threshold. In response to the investor feedback received in this process, the Board adopted an amendment to our by-laws which allows shareholders owning 25% of the outstanding common stock to call a special meeting of shareholders subject to certain conditions including, among others, the requirement that shares counted toward the 25% requirement be owned for a period of at least one year. Since 2018, our larger institutional shareholders have continued to support this 25% ownership threshold.

In addition, New Jersey corporate law, which is applicable to our Company, provides the right for shareholders holding at least 10% of a company’s shares to call a special meeting upon a showing of a good cause. By requiring a showing of good cause, the New Jersey law allows special meetings to be called by shareholders for legitimate purposes, while protecting against the potential for abuse. The Board believes the showing of good cause is a prudent protection for all shareholders when the threshold is set at 10%.

Special meetings require considerable time, effort and resources. Accordingly, we believe that special meetings should only be held to cover extraordinary matters considered by a reasonable percentage of outstanding shares to be of sufficient import or urgency that they cannot wait until the next annual meeting. Additionally, we believe the ability to call a special meeting should not be provided to shareholders with only a short-term interest in our stock, at the expense of our longer-term shareholders and thus we believe that a one year holding period is appropriate. The Board believes that an unfettered right for shareholders with only 10% of the Company’s shares to call a special shareholders meeting sets too low a threshold, which would enable a very small number of shareholders (currently one shareholder) to use the special meeting platform solely to advance their own agenda, without regard to the interests of Valley and its broader shareholder base.

Given our strong corporate governance policies and practices and our shareholder engagement program, the Board believes that our current 25% special meeting threshold is appropriate and enhances shareholder rights while still ensuring that appropriate support among shareholders is required to call a special meeting. Therefore, the Board believes the adoption of this proposal is unnecessary.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

Valley National Bancorp | 2022 Proxy Statement	65

Information About the Annual Meeting

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors for use at our 2022 Annual Meeting and at any adjournment or postponement of the meeting. This year’s Annual Meeting will be held in a virtual format through a live audio webcast.

The Board of Directors has opted, as with the 2021 Annual Meeting, to hold a virtual-only Annual Meeting. For health and safety reasons, the Board continues to believe that holding an in-person meeting is not in the best interests of Valley’s employees, directors and shareholders at this time. The Board believes that the virtual format used for the 2020 and 2021 Annual Meetings was successful.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 21, 2022, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VLY2022, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to proxyvote.com and enter your Control Number.

You will be permitted to submit live questions at the Annual Meeting just as if you were attending a physical meeting. Questions may be submitted starting thirty minutes before the start of the Annual Meeting through www.virtualshareholdermeeting.com/VLY2022. We expect to allow up to 40 minutes to answer questions during the Annual Meeting, including those answered during the “official business” portion of the Annual Meeting and the “Q&A” portion of the Annual Meeting. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to three questions, one asked with respect to the “official business” portion of the Annual Meeting and two asked with respect to the “Q&A” portion of the Annual Meeting. It will help us if questions are succinct and cover only one topic per question. In addition, Valley will adhere to the following policies:

•	Only questions from shareholders will be answered during the Annual Meeting;

•	Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together;
•	Depending on the volume of questions received, questions submitted will be addressed generally in the order received as time allows; and

•	If the volume of questions exceeds the time allotted for the meeting, responses to such additional questions will be posted on our investor relations’ website and remain posted for at least two weeks.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the meeting.

This proxy statement is first being made available to shareholders on or about April 4, 2022.

E-PROXY

Pursuant to the rules of the SEC, we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail an E-Proxy Notice, which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive a paper copy of the proxy materials or electronic copy of the proxy materials by e-mail for future meetings.

Shareholders who are current employees of Valley or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Shareholders who elect to receive paper copies of the proxy materials will receive these materials by mail.

The 2022 notice of Annual Meeting of Shareholders, this proxy statement, the Company’s 2022 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials”, and are available electronically at the following website: http:www.valley.com/filings.html.

66	Valley National Bancorp | 2022 Proxy Statement

Information About the Annual Meeting

SHAREHOLDERS ENTITLED TO VOTE

The record date for the meeting is Monday, March 21, 2022. Only holders of common stock of record at the close of business on that date, or their valid proxy holders, are entitled to vote at the virtual meeting or by proxy.

On the record date there were 421,394,277 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, telephone (973) 305-3380 or e-mail her at tzarkadas@valley.com. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Ms. Zarkadas at the address or telephone number above. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES

Your vote is important and you are encouraged to submit your proxy promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of each of the 13 nominees for director named in this proxy statement;

•	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	Item 3 – FOR the ratification of the appointment of KPMG LLP;

•	Item 4 – AGAINST the shareholder proposal.

HOW TO VOTE

We are offering you four alternative ways to vote your shares:

During the Annual Meeting. If you wish to vote in person at the virtual Annual Meeting, you can do so by going to www.virtualshareholdermeeting.com/VLY2022 during the live audio webcast. Have the information that is printed on your E-Proxy Notice or proxy card available and follow the on-screen instructions.

By Internet. If you wish to vote using the Internet, you can access the web page at www.proxyvote.com and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the web page.

By Telephone. If you received a paper copy of the proxy materials and you wish to vote by telephone, call toll-free 1-800-690-6903 or the telephone number on your voting instruction form and follow instructions. Have your E-Proxy Notice or proxy card available when you call.

By Mail. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the postage-paid envelope provided as soon as possible.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your earlier proxy if you follow the instructions provided below in the section and “Revoking Your Proxy”.

Valley National Bancorp | 2022 Proxy Statement	67

Information About the Annual Meeting

If you are an employee or former employee of the Company and hold our shares in our Savings and Investment Plan (401(k) plan), you will receive a separate proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction form for the plan trustee. The plan trustee will vote plan shares for which voting instructions are not received in the same proportion as the shares for which instructions were received under the plan.

REVOKING YOUR PROXY

You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy; or
•	A written revocation of your proxy.

A later-dated proxy by mail or written revocation must be received before the meeting by the Corporate Secretary of the Company, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your proxy as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior proxies.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner. Brokers do not have discretionary power to vote on the following items absent instructions from the beneficial owner: the election of directors, the advisory vote on executive compensation, or the shareholder proposal.

REQUIRED VOTE

•	To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee). Each director has executed a resignation letter which becomes effective if he or she does not receive a majority of the votes cast in an election that is not contested and the Board votes to accept the resignation. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election (which is not the case in 2022), directors would be elected by a plurality of votes cast at the Annual Meeting.

•	The advisory vote on executive compensation will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•	The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions are not counted as votes cast and will have no effect on the outcome.

•	The shareholder proposal will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no impact on the outcome.

METHOD AND COST OF PROXY SOLICITATION

This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Alliance Advisors Holdings LLC a fee of $8,000 plus out of pocket expenses to assist with solicitation of proxies.

68	Valley National Bancorp | 2022 Proxy Statement

Other Matters

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to vote by Internet or telephone or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

Wayne, New Jersey

April 4, 2022

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2021 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http:www.valley.com/filings.html.

Valley National Bancorp | 2022 Proxy Statement	69

Appendix A

Company	Ticker	Total Revenue (in thous.)	Net Income (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)

BankUnited, Inc.	BKU	$929,841	$414,984	$35,815,396	$3,624

BOK Financial Corp.	BOKF	1,873,808	616,325	50,249,431	7,223

Cullen/Frost Bankers, Inc.	CFR	1,371,595	443,079	50,878,490	8,067

First Citizens BancShares, Inc.	FCNCA	1,898,336	547,459	58,308,140	8,146

F.N.B. Corporation	FNB	1,236,895	404,602	39,513,318	3,869

Hancock Whitney Corporation	HWC	1,297,569	463,215	36,531,205	4,339

New York Community Bancorp, Inc.	NYCB	1,350,000	596,000	59,527,000	5,678

PacWest Bancorp	PACW	1,297,751	606,959	40,443,344	5,402

People’s United Financial, Inc.	PBCT	1,892,700	604,900	64,642,400	7,626

Prosperity Bancshares Inc.	PB	1,133,274	519,297	37,833,970	6,664

Signature Bank	SBNY	2,001,416	918,441	118,445,427	19,613

South State Corporation	SSB	1,387,427	475,543	41,960,032	5,554

Sterling Bancorp(1)	STL	1,003,667	404,737	29,659,471	N/A

Synovas Financial Corp.	SNV	1,983,013	760,467	57,317,226	6,942

TCF Financial Corporation(2)	TCF	513,887	123,336	49,459,551	N/A

Texas Capital Bancshares, Inc.	TCBI	907,067	253,939	34,731,738	3,050

Umpqua Holdings Corporation	UMPQ	1,275,965	420,300	30,640,936	4,168

Western Alliance Bancorporation	WAL	1,953,000	899,200	55,982,600	11,479

Webster Financial Corporation	WBS	1,224,461	408,864	34,915,599	5,058

Wintrust Financial Corporation	WTFC	1,711,077	466,151	50,142,143	5,182

Valley National Bancorp	VLY	$1,364,914	$473,840	$43,446,443	$5,795

(1)	Sterling Bancorp was acquired by Webster Financial Corporation in February of 2022. Financial information as of December 31, 2021.

(2)	TCF Financial Corporation was acquired by Huntington Bancshares Incorporated in June of 2021. Financial information as of March 31, 2021.

Valley National Bancorp | 2022 Proxy Statement	A-1

Valley

Valley.com 800.522.4100

1455 Valley Road • Wayne, NJ 07470

        VALLEY NATIONAL BANK

        1455 VALLEY ROAD

        WAYNE, NJ 07470

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VLY2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77281-P70212                     KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

VALLEY NATIONAL BANCORP

The Board of Directors recommends you vote FOR the following proposals:

1. ELECTION OF 13 DIRECTORS:	For	Against	Abstain

1a. Andrew B. Abramson	☐	☐	☐

1b. Ronen Agassi	☐	☐	☐

1c. Peter J. Baum	☐	☐	☐

1d. Eric P. Edelstein	☐	☐	☐

1e. Marc J. Lenner	☐	☐	☐

1f. Peter V. Maio	☐	☐	☐

1g. Avner Mendelson	☐	☐	☐

1h. Ira Robbins	☐	☐	☐

1i. Suresh L. Sani	☐	☐	☐

1j. Lisa J. Schultz	☐	☐	☐

1k. Jennifer W. Steans	☐	☐	☐

	For	Against	Abstain

1l. Jeffrey S. Wilks	☐	☐	☐

1m. Dr. Sidney S. Williams, Jr.	☐	☐	☐

2. An advisory vote on named executive officer compensation;	☐	☐	☐

3. Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4. A shareholder proposal if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

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D77282-P70212

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 17, 2022

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and SURESH L. SANI and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned(s) name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held via live audio webcast at www.virtualshareholdermeeting.com/VLY2022, on Tuesday, May 17, 2022, at 3:00 p.m., Eastern Time, and at any adjournment thereof for all matters as indicated upon the reverse side, and at their discretion, upon other matters that may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; FOR proposals 2 and 3; and AGAINST proposal 4. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)